Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

CNB FINANCIAL CORPORATION

and

FC BANC CORP.

Dated as of March 26, 2013

i

ii

iii

AGREEMENT AND PLAN OF MERGER, dated as of March 26, 2013 (this “Agreement”), by and between CNB Financial Corporation, a Pennsylvania corporation (“Buyer”), and FC Banc Corp., an Ohio corporation (the “Company”).

RECITALS

WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Company will merge with and into Buyer, with Buyer being the surviving corporation and continuing its corporate existence under the laws of the Commonwealth of Pennsylvania (the “Merger”);

WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of Richard H. Thut, Robert D. Hord and Patrick D. Hord have entered into Voting Agreements with Buyer dated as of the date hereof (the “Voting Agreements”), substantially in the form attached hereto as Exhibit A, pursuant to which such shareholders have agreed, among other things, to vote all shares of the Company’s common stock, no par value per share (“Company Common Stock”), for which they have and possess voting authority, in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreements;

WHEREAS, after the Effective Time of the Merger, on a date selected by Buyer, The Farmers Citizens Bank, an Ohio-chartered bank and wholly owned subsidiary of the Company (the “Company Bank”), will merge with and into CNB Bank, a Pennsylvania-chartered bank and wholly owned subsidiary of Buyer (the “Buyer Bank”), with the Buyer Bank continuing as the surviving entity;

WHEREAS, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Pennsylvania Business Corporation Law of 1988 (the “BCL”) and the Ohio Revised Code (the “ORC”), and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into Buyer, the separate corporate existence of the Company shall cease and Buyer shall survive and continue its corporate existence under its Articles of Incorporation, Bylaws, as amended and restated, and the laws of the Commonwealth of Pennsylvania (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the “Surviving Corporation”).

Section 1.02 Effective Time. On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall (a) execute and file with the Department of State of the Commonwealth of Pennsylvania a certificate of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the BCL, and (b) execute and file with the Secretary of State of the State of Ohio a certificate of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the ORC. The Merger shall become effective on the date of such filings at the time specified therein (the “Effective Time”).

Section 1.03 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the BCL and the ORC, and the regulations promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of the Company shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall be vested in and assumed by Buyer.

Section 1.04 Closing. Subject to Article VIII, the transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) that will take place at the offices of Hogan Lovells US, LLP, Columbia Square, 555 Thirteenth Street, NW, Washington, DC 20004 on a date to be specified by the parties, which shall be no later than five (5) Business Days after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof (the “Closing Date”). Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer and the Company.

Section 1.05 Articles of Incorporation and Bylaws. The Articles of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

Section 1.06 Directors of the Surviving Corporation. The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation; provided, however, that immediately following the Effective Time, Buyer shall expand the size of its Board of Directors by one (1) seat in connection with the Merger and designate Robert D. Hord (the “Company Director Designee”) to fill such seat and to serve on the Board of Directors of the Surviving Corporation for a term to expire at the

Surviving Corporation’s next annual meeting. At the Surviving Corporation’s next annual meeting, the Company Director Designee shall be included as a nominee for election to the Board of Directors of the Surviving Corporation as a member of Class 2 thereof, for a term to expire at the 2016 annual meeting of shareholders of the Surviving Corporation (corresponding with the expiration of terms for the other members of Class 2). Should the Company Director Designee reach the mandatory retirement age for directors of the Surviving Corporation before the completion of his term at the 2016 annual meeting of shareholders of the Surviving Corporation, then Buyer shall, following consultation with the Company Director Designee, choose a replacement familiar with the Company’s market to complete the remainder of the Company Director Designee’s term. It is intended that the Company Director Designee (and any replacement thereof) will qualify as an “independent director” under applicable securities laws and NASDAQ listing standards. The Company Director Designee shall also be appointed to the Board of Directors of the Buyer Bank in accordance with the articles and the Bylaws of the Buyer Bank and effective immediately following the Effective Time.

Section 1.07 Officers of the Surviving Corporation. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

Section 1.08 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 1.09 Bank Merger.

(a) As soon as practicable after consummation of the Merger (or on such later date as Buyer shall specify), the Company Bank shall be merged with and into the Buyer Bank (the “Bank Merger”). The Buyer Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence.

(b) As soon as practicable after the execution of this Agreement (or on such later date as Buyer shall specify), Buyer shall cause the Buyer Bank, and the Company shall cause the Company Bank, to enter into an Agreement and Plan of Merger providing for the Bank Merger (the “Bank Merger Agreement”). The Bank Merger Agreement shall be in the form attached hereto as Exhibit B.

(c) Following consummation of the Bank Merger and for a period of at least two (2) years from the date of such consummation, Buyer will operate the business of the former Company Bank as a distinctly branded division of Buyer.

Section 1.10 Additional Actions. If, at any time after the Effective Time, Buyer shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, or record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (b) otherwise carry out the purposes of this Agreement, the Company and its officers and directors shall be deemed to have granted to Buyer an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (x) vest, perfect or confirm, of record or otherwise, in Buyer its right, title or interest in, to or under any of the rights, properties or assets of the Company or (y) otherwise carry out the purposes of this Agreement, and the officers and directors of Buyer are authorized in the name of the Company or otherwise to take any and all such action.

Section 1.11 Alternative Structure. Buyer may, at any time prior to the approval of this Agreement by the Company’s shareholders, change the method of effecting the combination of Buyer and the Company (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of the Company’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of Buyer or the Company pursuant to this Agreement; or (d) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event Buyer makes such a change, the Company agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

ARTICLE II

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01 Merger Consideration.

(a) At the Effective Time, each share of Company Common Stock issued and outstanding as of the Effective Time (excluding Dissenters’ Shares) shall be converted into the right to receive, without interest, at the election of the holder thereof and in accordance with the procedures set forth in Section 2.03 and subject to Sections 2.02 and 2.04, the following:

(i) for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 2.03 (a “Cash Election”), the right to receive in cash from Buyer, without interest, an amount equal to $30.00 (the “Cash Consideration”) (collectively, “Cash Election Shares”);

(ii) for each share of Company Common Stock with respect to which an election to receive common stock, no par value, of Buyer (“Buyer Common Stock”) has been effectively made and not revoked or lost, pursuant to Section 2.03 (a “Stock Election”), the right to receive from Buyer the number of shares of Buyer Common Stock equal to the Exchange Ratio (the “Stock Consideration”) (collectively, the “Stock Election Shares”); and

(iii) for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 2.03 (collectively, “Non-Election Shares”), the right to receive from Buyer the Stock Consideration.

For purposes of this Agreement: (x) “Exchange Ratio” means 1.754 shares of Buyer Common Stock; and (y) the Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(b) Notwithstanding anything herein to the contrary, no Dissenters’ Shares shall be converted into the Merger Consideration pursuant to this Section 2.01, but instead shall be treated in accordance with the provisions set forth in Section 2.05(a).

(c) At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock and all shares of Company Common Stock or Company Convertible Preferred Stock that are owned directly or indirectly by Buyer or the Company, including any shares of Company Common Stock or Company Convertible Preferred Stock held by Buyer or the Company or any of their respective Subsidiaries in respect of a debt previously contracted, other than shares that are held by Buyer or the Company, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor. All shares of Buyer Common Stock that are owned by the Company shall become treasury stock of Buyer.

(d) At least 80% of the aggregate Merger Consideration plus the aggregate consideration to be paid by Buyer with respect to the Dissenters’ shares (the “Total Consideration”) to be paid to holders of Company Common Stock will be paid with Buyer Common Stock. In the event that the foregoing clauses of this Section 2.01 result in less than 80% of the aggregate Total Consideration being paid with Buyer Common Stock, pro rata adjustments will be made in accordance with Section 2.02 to result in payment of at least 80% of the aggregate Total Consideration in Buyer Common Stock and the balance of the aggregate Total Consideration in cash.

(e) If either the tax opinion referred to in Section 7.02(b) or the tax opinion referred to in Section 7.03(b) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Buyer shall reduce the Cash Consideration and increase the Stock Consideration to the minimum extent necessary to enable the relevant tax opinions to be rendered.

Section 2.02 Proration.

(a) Notwithstanding any other provision contained in this Agreement, the maximum number of shares of Company Common Stock to be converted into Cash Consideration (the “Maximum Cash Conversion Number”) shall be equal to the product obtained by multiplying (x) the number of shares of Company Common Stock issued and outstanding as of the Effective Time (including any Dissenters’ Shares but excluding shares of Company Common Stock to be canceled as provided in Section 2.01(c)) by (y) 0.20.

(b) Within five (5) Business Days after the Effective Time, Buyer shall cause the Exchange Agent (as defined below) to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i) If the sum of the Cash Election Shares plus any Dissenters’ Shares is greater than the Maximum Cash Conversion Number, then

(A) all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration; and

(B) the Cash Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration in respect of that number of Cash Election Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the sum of the Cash Election Shares plus any Dissenters’ Shares exceeds (2) the Maximum Cash Conversion Number and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

(ii) If the sum of the Cash Election Shares plus any Dissenters’ Shares is equal to or less than the Maximum Cash Conversion Number, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration.

Section 2.03 Election and Exchange Procedures. Each holder of record (“Holder”) of shares of Company Common Stock (other than Dissenters’ Shares) shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 2.03 (herein called an “Election”) (x) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Buyer shall prepare a form reasonably acceptable to the Company (the “Form of Election”) which shall be mailed to the Company’s shareholders entitled to vote at the Company Meeting so as to permit Company shareholders to exercise their right to make an Election prior to the Election Deadline.

(c) The Form of Election shall be mailed to each Holder no less than thirty (30) Business Days prior to the Election Deadline or on such earlier date as the Company and Buyer shall mutually agree.

(d) Any Election shall have been made properly only if the Person authorized to receive Elections and to act as Exchange Agent under this Agreement, which Person shall be designated by Buyer and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement entered into prior to Closing shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date that is the day prior to the date of the Company Meeting (the “Election Deadline”), a Form of Election properly completed and signed.

(e) Any Company stockholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Form of Election. If Buyer, after consultation with the Exchange Agent, shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Company Common Stock, such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f) Any Company stockholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Buyer or the Company that this Agreement has been terminated in accordance with Article VIII.

(g) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a certificate of shares of Company Common Stock (a “Company Stock Certificate”) surrendered pursuant to Section 2.03(o) is registered, it shall be a condition to such payment that such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall inform the Exchange Agent whether any transfer or other similar Taxes are required as a result of such payment to a Person other than the registered holder of such Company Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes are not payable. If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then the Exchange Agent shall withhold and deduct from the Merger Consideration (including Stock Consideration and cash in lieu of fractional shares of Buyer Common Stock) otherwise payable pursuant to this Agreement to the designated Person other than the registered holder such amounts as the Exchange Agent determines is necessary based on the information supplied by the registered holder. The Exchange Agent (or, subsequent to the six-month anniversary of the Effective Time, Buyer) shall be entitled to deduct and withhold from the Merger Consideration (including Stock Consideration and cash in lieu of fractional shares of Buyer Common Stock) otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent or Buyer, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that any amounts are withheld by the Exchange Agent or Buyer, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Buyer, as the case may be.

(h) After the Effective Time there shall be no further registration or transfers of shares of Company Common Stock. After the Effective Time, Company Stock Certificates that are presented to the Surviving Corporation shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(i) At any time following the six-month anniversary of the Effective Time, Buyer shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed to Holders that was deposited with the Exchange Agent at the Effective Time (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by Buyer), and Holders shall be entitled to look only to Buyer (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or other distributions with respect to Buyer Common Stock payable upon due surrender of their Company Stock Certificates, without any interest thereon. Notwithstanding the foregoing, neither Buyer nor the Exchange Agent shall be liable to any Holder of a Company Stock Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(j) In the event any Company Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate(s) to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such Person of a bond in such sum as Buyer may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Company Stock Certificate(s), Buyer shall cause the Exchange Agent to issue the Merger Consideration deliverable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Company Stock Certificates.

(k) No dividends or other distributions with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Buyer Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (l) below, and all such dividends, other distributions and cash in lieu of fractional shares of Buyer Common Stock shall be paid by Buyer to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company Stock Certificate in accordance with subsection (l) below. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Company Stock Certificate there shall be paid to the Holder of a certificate for Buyer Common Stock (a “Buyer Stock Certificate”) representing whole shares of Buyer Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Buyer Common Stock and the amount of any cash payable in lieu of a fractional share of Buyer Common Stock to which such Holder is entitled pursuant to subsection (l), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Buyer Common Stock. Buyer shall make available to the Exchange Agent cash for these purposes, if necessary.

(l) No Buyer Stock Certificates representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Company Stock Certificates; no dividend or distribution by Buyer shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Buyer. In lieu of any such fractional shares, each Holder of a Company Stock Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such Company Stock Certificate shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such Holder (after taking into account all shares of Company Common Stock held by such holder at the Effective Time) would otherwise be entitled by (B) the Closing Buyer Share Value. Notwithstanding any other provision contained in this Agreement, funds utilized to acquire fractional shares as aforesaid shall be furnished by Buyer on a timely basis and shall in no event be derived from or diminish the Cash Consideration available for distribution as part of the Merger Consideration.

(m) Buyer, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any Company Stockholder with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.03, (C) the issuance and delivery of Buyer Stock Certificates into which shares of Company Common Stock are converted in the Merger and (D) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Buyer Common Stock.

(n) Prior to the Effective Time, Buyer will deposit with the Exchange Agent certificates representing shares of Buyer Common Stock sufficient to pay in a timely manner, and Buyer shall instruct the Exchange Agent to timely pay, the aggregate Stock Consideration. In addition, prior to the Effective Time, Buyer shall deposit with the Exchange Agent sufficient cash to permit prompt payment of the Cash Consideration and cash in lieu of fractional shares of Buyer Common Stock, and Buyer shall instruct the Exchange Agent to timely pay the Cash Consideration and cash in lieu of fractional shares of Buyer Common Stock.

(o) As soon as reasonably practicable, but in any event no later than five (5) Business Days after the Effective Time, Buyer shall cause the Exchange Agent to mail to each holder of record of a Company Stock Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01 and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Stock Certificate(s) shall pass, only upon delivery of the Company Stock Certificate(s) (or affidavits of loss in lieu of such certificates)) (the “Letter of Transmittal”) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall reasonably be determined by Buyer and reasonably be acceptable to Company and (ii) instructions for use in surrendering the Company Stock Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.03(l) and any dividends or distributions to which such holder is entitled pursuant to Section 2.03(k).

(p) Upon surrender to the Exchange Agent of its Company Stock Certificate(s), accompanied by a properly completed Letter of Transmittal, a Holder of Company Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (elected or deemed elected by it, subject to Sections 2.01 and 2.02) in respect of the shares of Company Common Stock represented by its Company Stock Certificate. Until so surrendered, each such Company Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.03(l) and any dividends or distributions to which such holder is entitled pursuant to Section 2.03(k).

Section 2.04 Certain Adjustments. If after the date hereof and on or prior to the Effective Time the outstanding shares of Buyer Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization or combination, stock split, reverse stock split, stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, a “Buyer Adjustment Event”), the Exchange Ratio shall be proportionately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such Buyer Adjustment Event.

Section 2.05 Appraisal Rights; Dissenters’ Shares.

(a) Notwithstanding anything in this Agreement to the contrary and to the extent available under the ORC, all shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded properly in writing appraisal for such shares of Company Common Stock in accordance with Section 1701.85 of the ORC (collectively, the “Dissenters’ Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such shareholders shall be entitled to receive payment of the appraised value of Dissenters’ Shares held by them in accordance with the provisions of Section 1701.85 of the ORC, except that all Dissenters’ Shares held by shareholders of the Company who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenters’ Shares under Section 1701.85 of the ORC shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.01(a).

(b) The Company shall give Buyer (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other similar instruments served pursuant to the ORC and received by the Company and (ii) the opportunity, in consultation with the Company, to direct all negotiations and proceedings with respect to demands for appraisal under the ORC. The Company shall not, except with the prior written consent of Buyer, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or waive any failure to timely deliver a demand, subject to the Company’s legal duties and obligations under the ORC.

Section 2.06 Options and Restricted Stock. At least thirty (30) days prior to the Effective Time, and pursuant to the terms of the 1997 Stock Option and Incentive Plan, the 2007

Stock Option and Incentive Plan, and the 2009 Stock Incentive Plan (collectively, the “Company Equity Plans”) under which Company Options are granted, the Company will take (or will cause to be taken) all actions necessary (including providing such notices, adopting such resolutions and taking such other actions as are reasonably requested by Buyer) such that each holder of a Company Option (whether vested or unvested) that is unexercised and outstanding as of the Effective Time shall, by reason of the Merger, be canceled and converted into the right to receive in cash an amount (subject to required tax withholdings) equal to (i) the excess, if any, of (A) the Cash Consideration per share over (B) the exercise price per share of each such Company Option multiplied by (ii) the number of shares of Company Common Stock subject to the Company Option (the “Option Payment”) with no Company Option being exercisable following the Effective Time. The Company shall make the Option Payments immediately prior to the Effective Time and the Company shall use commercially reasonable efforts to obtain the written acknowledgment of each such holder of the receipt of the Option Payment and the cancellation of all Company Options held by such holder in consideration for such Option Payment. Any Company Options which vest in the ordinary course and are properly exercised prior to the Effective Time pursuant to the provisions of the Company Equity Plans and the terms of the Company Options will have the right to receive Merger Consideration on the same terms as all other outstanding Company Common Stock pursuant to this Article II. Similarly, each outstanding restricted stock award which is unvested immediately prior to the Effective Time, shall vest as of the Effective Time in accordance with the terms of the Company Equity Plans and will have the right to receive Merger Consideration on the same terms as all other outstanding Company Common Stock pursuant to this Article II.

Section 2.07 Listing of Additional Shares. Prior to the Effective Time, Buyer shall notify NASDAQ of the additional shares of Buyer Common Stock to be issued by Buyer in exchange for the shares of Company Common Stock.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01 Making of Representations and Warranties.

(a) As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer the representations and warranties contained in this Article III, subject to the standards established by Section 9.01.

(b) On or prior to the date hereof, the Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company’s representations and warranties contained in this Article III; provided, however, that no such item is required to be set forth on the Company Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.01.

Section 3.02 Organization, Standing and Authority.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”), and the regulations of the Board of Governors of the Federal Reserve System (the “FRB”) promulgated thereunder. The Company has elected to be a financial holding company under Section 4(l)(C) of the BHCA and meets all of the qualifications for a financial holding company under Section 4(l) of the BHCA and the regulations of the FRB promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.02 of the Company Disclosure Schedule.

(b) The Company Bank is a state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Ohio. Deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by the Company Bank. The Company Bank is a member in good standing of the Federal Home Loan Bank (the “FHLB”) of Cincinnati.

Section 3.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists solely of (i) 100,000 shares of preferred stock, par value $100.00 per share, of which 500 shares of Series A Non-Voting Non-Cumulative Convertible Preferred Stock (“Company Convertible Preferred Stock”) are issued and outstanding, (ii) 4,000,000 shares of Company Common Stock, no par value per share, of which 1,326,312 shares are issued and outstanding, (iii) 73,080 shares reserved for issuance upon exercise of outstanding stock options or otherwise, and (iv) 16,423 shares that are held, directly or indirectly, by the Company as treasury stock. The outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Except as set forth on Schedule 3.03(a) of the Company Disclosure Schedule, there are no additional shares of the Company’s capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, phantom units or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. Other than this Agreement and the agreements contemplated hereby, there are no agreements to which the Company is a party with respect to the voting, sale or transfer, or registration of any securities of the Company. Other than the Voting Agreements, to the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable securities laws.

(b) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

(c) Schedule 3.03(c) of the Company Disclosure Schedule sets forth, as of the date hereof, for each outstanding stock option pursuant to which any person may acquire shares of Company Common Stock (“Company Options”) and each outstanding restricted stock award, as of the date hereof, the name of the grantee, identification of any such grantees that are not current or former employees, directors or officers of the Company, the exercise price per share with respect to each Company Option, the date of grant, the plan under which the grant was made, the number of shares for which such Company Option may be exercised or the number of shares of restricted stock granted, the date of expiration of each Company Option, and any vesting schedule applicable to each unvested Company Option and restricted stock award. Upon issuance in accordance with the terms of the outstanding award agreements, the shares of Company Common Stock issued pursuant to the Company Options and restricted stock awards shall be issued in compliance with all applicable laws.

(d) The authorized capital stock of the Company Bank consists of 83,204 shares of common stock, $10.00 par value per share (“Company Bank Common Stock”). As of the date hereof, there are three (3) shares of Company Bank Common Stock issued and outstanding, all of which shares are owned by the Company, and no shares of the Company Common Stock are held in the Company Bank’s treasury.

Section 3.04 Subsidiaries.

(a) (i) Schedule 3.04(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company’s Subsidiaries are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company’s rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, “Liens”).

(b) The Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

(c) Each of the Company’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.04(c) of the Company Disclosure Schedule.

Section 3.05 Corporate Power. Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

Section 3.06 Corporate Authority. This Agreement and the transactions contemplated hereby, subject to approval by the holders of not less than eighty percent (80%) of the shares of Company Common Stock outstanding and entitled to vote thereon, or, if approved by not less than two-thirds (2/3rds) of the Company Board, then subject to approval by the holders of not less than a majority of the shares of Company Common Stock outstanding and entitled to vote thereon, have been authorized by all necessary corporate action of the Company and the Company Board. The Company Board (a) unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock and (b) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity). The affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of Company Common Stock, or, if approved by not less than two-thirds (2/3rds) of the Company Board, the affirmative vote of the holders of not less than a majority of the outstanding shares of the Company Common Stock, is the only vote of any class of capital stock of the Company required by the ORC, the Articles of Incorporation of the Company or the Code of Regulations of the Company to approve this Agreement and the transactions contemplated hereby.

Section 3.07 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals, the Bank Merger Approvals and the required filings under federal and state securities laws, and except as set forth on Schedule 3.07(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by the Company do not and will not (1) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (2) constitute a breach or violation of, or a default under, the Company’s

Articles of Incorporation or Code of Regulations, or (3) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, the Company has no Knowledge of any reasons relating to the Company or the Company Bank (including, without limitation, compliance with the Community Reinvestment Act (the “CRA”) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA PATRIOT Act”)) (i) why any of the Regulatory Approvals or the Bank Merger Approvals shall not be received in customary time frames from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 3.08 Articles of Incorporation; Code of Regulations; Corporate Records. The Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and the Code of Regulations or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in violation of any of the terms of its Articles of Incorporation or Code of Regulations. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors) or other governing bodies.

Section 3.09 Compliance with Laws. Each of the Company and its Subsidiaries:

(a) Since January 1, 2010, has been and is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened;

(c) has received, since January 1, 2010, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely (nor, to the Knowledge of the Company, do any grounds for any of the foregoing exist); and

(d) Since January 1, 2012, has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending (“Finance Laws”), and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity. In addition, there is no pending or, to the Knowledge of the Company, threatened charge by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

Section 3.10 Litigation; Regulatory Action.

(a) Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Division of Financial Institutions of the Ohio Department of Commerce (“Ohio Division”) and FDIC or the supervision or regulation of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.10(b) of the Company Disclosure Schedule, since January 1, 2010 neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Since January 1, 2010, neither the Company nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

Section 3.11 Financial Reports and Regulatory Reports.

(a) The Company has previously delivered to Buyer true, correct and complete copies of the consolidated statements of condition of the Company and its Subsidiaries as of December 31 for the fiscal years 2011 and 2012 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years 2010 through 2012, inclusive, in each case accompanied by the audit report of S.R. Snodgrass AC, independent public accountants with respect to the Company. The financial statements referred to in this Section 3.11 (including related notes, where applicable) fairly present in all material respects, and the financial statements referred to in Section 6.12 will fairly represent in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.12 will be, prepared in accordance with generally accepted accounting principles in the United States consistently applied during the periods involved (“GAAP”), except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Except as set forth on Schedule 3.11 of the Company Disclosure and except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of the Company and its Subsidiaries and except for liabilities incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2012, neither the Company nor any Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) Since January 1, 2010, the Company and its Subsidiaries have duly filed with the FRB, the FDIC, the Ohio Division and any other applicable Governmental Authority, in correct form in all material respects, the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

Section 3.12 Absence of Certain Changes or Events. Except as set forth on Schedule 3.12 of the Company Disclosure Schedule, or as expressly permitted or expressly contemplated by this Agreement, since December 31, 2012, there has not been (a) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company’s independent registered public accounting firm or (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice.

Section 3.13 Taxes and Tax Returns. For purposes of this Section 3.13, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company’s predecessors or the predecessors of its Subsidiaries, respectively, except where inconsistent with the language of this Section 3.13. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:

(a) Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of the Company or its Subsidiaries or which the Company and/or its Subsidiaries is contesting in good faith. None of the Company or its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and other than as set forth on Schedule 3.13, neither the Company nor any of its Subsidiaries currently has any open Tax years. No claim has ever been made by an authority in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries are or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(b) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted or, to the Knowledge of the Company, are pending with respect to the Company or its Subsidiaries. Neither the Company or its Subsidiaries have received from any foreign, federal, state, or local Tax authority (including jurisdictions where the Company and any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company or its Subsidiaries.

(d) The Company has provided Buyer with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to the Company and its Subsidiaries for Tax periods ended December 31, 2011, 2010 and 2009. The Company has delivered to Buyer correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries pertaining to Tax Returns filed for the years ended December 31, 2011, 2010 and 2009. The Company and each of its Subsidiaries have timely and properly taken such actions in response to and in compliance with notices the Company or any of its Subsidiaries have received from the Internal Revenue Service (the “IRS”) in respect of information reporting and backup and nonresident withholding as are required by law.

(e) None of the Company or any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) None of the Company or any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of the Company and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of the Company or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Parent is or was the common parent), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of the Company or any of its Subsidiaries (i) did not, as of the end of the most recent period covered by the Company’ or any of its Subsidiaries’ call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Company’s or any of its Subsidiaries’ call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each of the Company or any of its Subsidiaries in filing its Tax Returns. Since the end of the most recent period covered by the Company’s or any of its Subsidiaries’ call reports filed prior to the date hereof, none of the Company or any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) None of the Company or any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) None of the Company or any of its Subsidiaries has participated in a listed transaction within the meaning of Reg. Section 1.6011-4(b)(2) of the Treasury Regulations (or any predecessor provision) and none of the Company or any of its Subsidiaries has been notified of, or to Company’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations.

Section 3.14 Employee Benefit Plans.

(a) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company (the “Company Employees”) and current or former directors of the Company including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Company Benefit Plans”), are identified in Schedule 3.14 of the Company Disclosure Schedule. True and complete copies of all Company Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Company Benefit Plans and all amendments thereto, have been made available to Buyer.

(b) All Company Benefit Plans covering Company Employees, to the extent subject to ERISA, are in substantial compliance with ERISA. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a current favorable determination letter from the IRS, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Pension Plan for any period for which such Company Pension Plan would not otherwise be covered by an IRS determination, and to the Knowledge of the Company, there are no circumstances likely to result in revocation of, or inability to rely upon, any such favorable determination letter or the loss of the qualification of such Company Pension Plan under Section 401(a) of the Code. There is no pending or, to the Company’s Knowledge, threatened litigation relating to the Company Benefit Plans. The Company has not engaged in a transaction with respect to any Company Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”). The Company has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Company ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the 12 month period ending on the date hereof or will be required to be filed in connection with the Transactions contemplated by this Agreement.

(d) All contributions required to be made under the terms of any Company Benefit Plan have been timely made or have been reflected on the financial statements of the Company. No Company Pension Plan or single-employer plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. The Company has not provided, and is not required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(e) Other than as set forth in Schedule 3.14(e) of the Company Disclosure Schedule, the Company has no obligations for retiree health and life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. The Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder.

(f) Other than as set forth in Schedule 3.14(f) of the Company Disclosure Schedule, the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement will not (i) entitle any Company Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of the Company, or after the consummation of the transactions contemplated hereby, Buyer or the Surviving Corporation, to merge amend, or terminate any of the Company Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code. Schedule 3.14(f) of the Company Disclosure Schedule contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of the Company who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other related fees or expenses together with such detail as is needed to ensure that no such payment or benefit would result in a parachute payment to a disqualified individual within the meaning of Section 280G of the Code.

(g) Each Company Benefit Plan that is a deferred compensation plan (or any other type of plan or arrangement subject to Section 409A of the Code) and all deferral elections thereunder, if any, are in compliance with Section 409A of the Code, to the extent applicable.

(h) Each Company Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, (iii) has a grant date identical to the date on which the Company Board or the Company’s compensation committee actually awarded it, (iv) is exempt from the Section 409A of the Code, and (v) qualifies for the tax and accounting treatment afforded to such award in the Company’s Tax Returns and the Company’s financial statements, respectively.

Section 3.15 Labor Matters. None of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to the Company’s Knowledge, threatened, nor is the Company aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.16 Insurance. The Company and each of its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof, including, without limitation, any bank-owned life insurance policies (“BOLI”). All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect. No claims under such policies and bonds have been filed. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and, to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The value of the BOLI set forth on Schedule 3.16 of the Company Disclosure Schedule is fairly and accurately reflected on the Company’s balance sheet as of December 31, 2012.

Section 3.17 Environmental Matters.

(a) The Company and its Owned Real Properties are in material compliance with all Environmental Laws. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of the Company with all Environmental Laws.

(b) The Company and its Subsidiaries have obtained all material permits, licenses and authorizations that are required under all Environmental Laws in connection with the operation of its business and the Owned Real Properties.

(c) To the Knowledge of the Company, no Hazardous Substance exist on, about or within any of the Owned Real Properties, nor to the Company’s Knowledge have any Hazardous Material previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the properties. The use that the Company makes and intends to make of the Owned Real Properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of those properties.

(d) To the knowledge of the Company, there is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other Governmental Authority pending or to the Company’s Knowledge threatened against the Company or any of its Subsidiaries relating in any way to any Environmental Law. None of the Company or any of its Subsidiaries has any liability for remedial action under any Environmental Law. None of the Company or any of its Subsidiaries has received any request for information by any Governmental Authority with respect to any Environmental Law regarding the condition, use or operation of any of the Owned Real Properties or Company Loan Property nor has the Company received any notice of any kind from any Governmental Authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of the Owned Real Properties or Company Loan Property. “Loan Property” means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company or any of its Subsidiaries.

Section 3.18 Intellectual Property. Schedule 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all Marks (as defined below) and Patents (as defined below) owned or purported to be owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business (as defined below). Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:

(a) the Company and its Subsidiaries exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets (as defined below) necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements;

(b) all Company Intellectual Property Assets (as defined below) owned or purported to be owned by the Company or any of its Subsidiaries which have been issued by or registered with the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable;

(c) there are no pending, or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that any activity by the Company or any of its Subsidiaries or any Product (as defined below) infringes on or violates (or in the past infringed on or violated) the rights of others in or to any Intellectual Property Assets (“Third Party Rights”) or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(d) neither any activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) any Third Party Right, other than the rights of any person or entity under any patent, and to the Company’s Knowledge, neither any activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) the rights of any person or entity under any patent;

(e) to the Knowledge of the Company, no third party is violating or infringing any of the Company Intellectual Property Assets; and

(f) the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business.

(g) For purposes of this Section 3.18, (i) “Business” means the business of the Company and its Subsidiaries as currently conducted; (ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Business; (iii) “Intellectual Property Assets” means, collectively, (A) patents and patent applications (“Patents”); (B) trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (“Marks”); (C) copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications; and (D) rights under applicable US state trade secret laws as are applicable to know-how and confidential information (“Trade Secrets”); and (iv) “Products” means those products and/or services researched, designed, developed, manufactured, marketed, performed, licensed, sold and/or distributed by the Company or any of its Subsidiaries.

Section 3.19 Material Agreements; Defaults.

(a) Except as set forth on Schedule 3.19(a) of the Company Disclosure Schedule, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by (i) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Company or any of its Subsidiaries; (ii) any written (or oral) agreement, arrangement, or commitment relating to the employment, including, without limitation, engagement as a consultant of any Person, or the election or retention in office or severance of any present or former director or officer of the Company or any of its Subsidiaries; (iii) any contract, agreement, or understanding with any labor union; (iv) any agreement by and among the

Company or any of its Subsidiaries, and/or any Affiliate thereof; (v) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any director, officer or employee thereof; (vii) any agreement, arrangement or commitment (whether written or oral) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice involving the payment of in excess of $50,000 per annum or $100,000 in the aggregate; (viii) any agreement, arrangement or commitment (whether written or oral) which restricts the conduct of any line of business by the Company or any of its Subsidiaries; or (ix) any agreement, arrangement or commitment (whether written or oral) (including any stock option plan, restricted stock plan, stock-based deferred compensation plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.19(a), whether or not set forth on Schedule 3.19(a) of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

(b) Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

Section 3.20 Property and Leases.

(a) Each of the Company and its Subsidiaries has good and marketable title to all the real property and all other property owned by it and included in the Company’s most recent balance sheet free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company’s most recent balance sheet or incurred in the ordinary course of business after the date of such balance sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress, (iv) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, and (v) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company’s Subsidiaries acting in a fiduciary capacity.

(b) Each lease or sublease of real property to which the Company or any of its Subsidiaries is a party is listed on Schedule 3.20(b) of the Company Disclosure Schedule, including all amendments and modifications thereto, and is in full force and effect. There exists no breach or default under any such lease by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there exists no default under any such lease or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by such other party. The Company has previously made available to Buyer complete and correct copies of all such leases, including all amendments and modifications thereto.

(c) Schedule 3.20(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any of its Subsidiaries. No tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, such properties.

(d) None of the properties required to be listed on Schedule 3.20(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, none of the properties required to be listed on Schedule 3.20(b) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any respect that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there. The plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.20(c) of the Company Disclosure Schedule, and to the Knowledge of the Company, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.20(b) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such properties or any plants, buildings or other structures thereon.

Section 3.21 Inapplicability of Takeover Laws. The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, certain requirements of any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws and regulations (collectively, “Takeover Laws”), if any, of the State of Ohio.

Section 3.22 Regulatory Capitalization. The Company Bank is, and immediately after the Effective Time will be, “well capitalized,” as such term is defined in the applicable laws and regulations of the Ohio Division and the FDIC, as amended from time to time. The Company is, and immediately prior to the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB, as amended from time to time.

Section 3.23 Loans; Nonperforming and Classified Assets.

(a) Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit and loan commitments (collectively, “Loans”), on the Company’s or any of its Subsidiaries’ books and records, was made and has been serviced in accordance with the Company’s lending policies in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and to the Knowledge of the Company, constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor’s rights and to general equity principles. The Company has made available to Buyer complete and correct copies of its lending policies. The deposit and loan agreements of the Company and its Subsidiaries comply with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Company’s financial statements, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

(b) Schedule 3.23(b) of the Company Disclosure Schedule discloses as of February 28, 2013: (i) any Loan under the terms of which the obligor is thirty (30) or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in default of any other provision thereof; (ii) each Loan which has been classified as “other loans specially maintained,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets,” “loss” or “special mention” (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the “Classified Loans”); (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (iv) each Loan with any director, executive officer or five percent (5%) or greater shareholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as “Insider Transactions” by Regulation O of the FRB have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features.

Section 3.24 Investment Securities. Each of the Company and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP. The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses.

Section 3.25 Investment Management and Related Activities. Except as set forth on Schedule 3.25 of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or the Company’s or its Subsidiaries’ directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental

Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

Section 3.26 Derivative Transactions. All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Section 3.26, “Derivative Transactions” shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

Section 3.27 Repurchase Agreements. With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 3.28 Deposit Insurance. The deposits of the Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by law, and the Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

Section 3.29 CRA, Anti-money Laundering and Customer Information Security. Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding CRA matters and the Company has no Knowledge of, and none of the Company and its Subsidiaries has been advised of, or has any Knowledge (because of the Company Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2012, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company Bank: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company Bank pursuant to 12 C.F.R. Part 30. Furthermore, the Board of Directors of the Company Bank has adopted and the Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 3.30 Transactions with Affiliates. Except as set forth on Schedule 3.30 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding Company Common Stock, director, employee or Affiliate of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with the Company or any of its Subsidiaries. Except as set forth in Schedule 3.30 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders owning five percent (5%) or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

Section 3.31 Brokers; Fairness Opinion. No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Boenning & Scattergood, Inc. (the “Financial Advisor”) by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been made available to Buyer. The Company has received the opinion of the Financial Advisor, to the effect that, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair from a financial point of view to such shareholders, and such opinion has not been amended or rescinded, and remains in full force and effect. The Company has been authorized by the Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement/Prospectus.

Section 3.32 Financial Controls and Procedures. During the periods covered by the Company’s financial statements referenced above in Section 3.11, the Company and its

Subsidiaries have had in place internal controls over financial reporting which are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth on Schedule 3.32 of the Company Disclosure Schedule, none of the Company’s or any of its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its accountants.

Section 3.33 Proxy Statement/Prospectus. As of the date of the Proxy Statement/Prospectus and the dates of the meeting of the shareholders of the Company to which such Proxy Statement/Prospectus relates, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation or warranty is made with respect to information relating to Buyer included in the Proxy Statement/Prospectus.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.01 Making of Representations and Warranties.

(a) As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes to the Company the representations and warranties contained in this Article IV, subject to the standards established by Section 9.01.

(b) On or prior to the date hereof, Buyer has delivered to the Company a schedule (the “Buyer Disclosure Schedule”) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that no such item is required to be set forth on the Buyer Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.01.

Section 4.02 Organization, Standing and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer is a financial holding company under the BHCA and the regulations of the FRB promulgated thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of Buyer’s Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified. Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries. The Buyer Bank is a state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Pennsylvania. Deposit accounts of the Buyer Bank are insured by the FDIC through the Deposit Insurance Fund, and all premiums and assessments required in connection therewith have been paid by the Buyer Bank.

Section 4.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of Buyer consists of (i) 50,000,000 shares of stock, no par value, of which 12,599,603 shares are issued as common stock and outstanding, (ii) 90,314 shares that are held, directly or indirectly, by Buyer as treasury stock and (iii) 424,941 shares reserved for issuance upon exercise of outstanding stock options or otherwise. The outstanding shares of Buyer’s capital stock are validly issued, fully paid and nonassessable (and were not issued in violation of any preemptive or similar rights). The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights.

(b) Except as set forth in Section 4.03(a), there are no additional shares of the Buyer’s capital stock authorized or reserved for issuance, Buyer does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, phantom units or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and Buyer does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. Other than this Agreement, there are no agreements to which Buyer is a party with respect to the voting, sale or transfer, or registration of any securities of Buyer. To the Knowledge of Buyer, there are no agreements among other parties, to which Buyer is not a party, with respect to the voting or sale or transfer of any securities of Buyer.

(c) There are no outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, Buyer or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Buyer.

Section 4.04 Corporate Power. Each of Buyer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

Section 4.05 Corporate Authority. This Agreement and the transactions contemplated hereby, have been authorized by all necessary corporate action of Buyer and the Board of Directors of Buyer (the “Buyer Board”). Buyer has duly executed and delivered this

Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

Section 4.06 Non-Contravention.

(a) Subject to the receipt of the Regulatory Approvals and the Bank Merger Approvals, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger and the Bank Merger) by Buyer do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Buyer’s Articles of Incorporation or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

(b) As of the date hereof, Buyer has no Knowledge of any reasons relating to Buyer or the Buyer Bank (including, without limitation, compliance with the CRA or the USA PATRIOT Act) why (i) any of the Regulatory Approvals or the Bank Merger Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

Section 4.07 Articles of Incorporation; Bylaws. Buyer has made available to the Company a complete and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, of Buyer. Buyer is not in violation of any of the terms of its Articles of Incorporation or Bylaws. The minute books of Buyer and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors).

Section 4.08 Compliance with Laws.

Each of Buyer and its Subsidiaries:

(a) Since January 1, 2010, has been and is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, all Finance Laws, and all other applicable fair lending laws and other laws relating to discriminatory business practices. In addition, there is no pending or, to the Knowledge of Buyer, threatened charge by any Governmental Authority that any of Buyer and its Subsidiaries has violated, nor any pending or, to the Knowledge of Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

(b) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of Buyer, no suspension or cancellation of any of them is threatened; and

(c) has received, since January 1, 2010, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist).

Section 4.09 Litigation; Regulatory Action.

(a) Except as set forth on Schedule 4.09(a) of the Buyer Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the Knowledge of Buyer, (i) no litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b) Neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries. Since January 1, 2010, neither Buyer nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

(c) Since January 1, 2010, neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

Section 4.10 SEC Documents; Financial Reports; and Regulatory Reports.

(a) Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “Buyer 2012 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Buyer or any of its Subsidiaries subsequent to January 1, 2010, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Buyer SEC Documents”), with the SEC, and all of the Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Buyer and its Subsidiaries contained in the Buyer 2012 Form 10-K and, except for liabilities reflected in Buyer SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2012, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(b) Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal control over financial reporting.

(c) Since January 1, 2010, Buyer and its Subsidiaries have duly filed with the FRB, the FDIC, the Pennsylvania Department of Banking and any other applicable Governmental Authority, in correct form in all material respects, the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

Section 4.11 Absence of Certain Changes or Events. Except as disclosed in the Buyer SEC Documents filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2012, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.12 Taxes and Tax Returns. (a) Each of Buyer and its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Buyer and its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer or its Subsidiaries or which Buyer and/or its Subsidiaries are contesting in good faith. None of Buyer or its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and neither Buyer nor any of its Subsidiaries currently has any open Tax years. No claim has ever been made by an authority in a jurisdiction where Buyer or its Subsidiaries do not file Tax Returns that Buyer or its Subsidiaries are or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or its Subsidiaries.

(b) Each of Buyer and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(c) Except as set forth on Schedule 4.12(c) of the Buyer Disclosure Schedule, no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Buyer are pending with respect to Buyer or its Subsidiaries. Neither Buyer nor any of its Subsidiaries has received from any foreign, federal, state, or local Tax authority (including jurisdictions where Buyer and any of its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against Buyer or its Subsidiaries.

(d) Buyer has provided the Company with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Buyer and its Subsidiaries for Tax periods ended December 31, 2011, 2010 and 2009. Buyer has delivered to the Company correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by Buyer or any of its Subsidiaries pertaining to Tax Returns filed for the years ended December 31, 2011, 2010 and 2009. Buyer and each of its Subsidiaries have timely and properly taken such actions in response to and in compliance with notices Buyer or any of its Subsidiaries have received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e) None of Buyer or any of its Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) None of Buyer or any of its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Each of Buyer and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. None of Buyer or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Buyer (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Buyer is or was the common parent), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Buyer or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The unpaid Taxes of Buyer or any of its Subsidiaries (i) did not, as of the end of the most recent period covered by Buyer’s or any of its Subsidiaries’ call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in Buyer’s or any of its Subsidiaries’ call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each of Buyer or any of its Subsidiaries in filing its Tax Returns. Since the end of the most recent period covered by Buyer’s or any of its Subsidiaries’ call reports filed prior to the date hereof, none of Buyer or any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) None of Buyer or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i) None of Buyer or any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j) None of Buyer or any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations (or any predecessor provision) and none of Buyer or any of its Subsidiaries has been notified of, or to Buyer’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations.

Section 4.13 Employee Benefit Plans.

(a) Schedule 4.13 of the Buyer Disclosure Schedule sets forth a list of every material Employee Program currently maintained by Buyer or an ERISA Affiliate (“Buyer Employee Program”).

(b) Each Buyer Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Buyer Employee Program for any period for which such Buyer Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of Buyer, no event or omission has occurred that would cause any Buyer Employee Program to lose such qualification.

(c) Each Buyer Employee Program is and has been operated in substantial compliance with applicable laws and regulations and with its terms. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Buyer, threatened with respect to any Buyer Employee Program or any fiduciary or service provider thereof. All payments and/or contributions required to have been made with respect to all Buyer Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Buyer Employee Program and applicable law.

(d) No Buyer Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(e) Neither Buyer nor any current ERISA Affiliate maintains or contributes to, or within the past six (6) years has maintained or contributed to, any Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a

Multiemployer Plan and neither Buyer nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full. “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

Section 4.14 Brokers. No action has been taken by Buyer or any of its Subsidiaries that would give rise to any valid claim against Buyer for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, other than the engagement of Griffin Financial Group, LLC, whose expenses shall be paid by Buyer.

Section 4.15 Deposit Insurance. The deposits of the Buyer Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and the Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Buyer, threatened.

Section 4.16 Financial Controls and Procedures. During the periods covered by the Buyer’s financial statements referenced above in Section 4.10, Buyer has had in place internal controls over financial reporting which are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of Buyer’s or any of its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Buyer or its accountants.

Section 4.17 Financial Ability. On the Effective Date, Buyer will have all funds necessary to consummate the Merger and pay the aggregate Total Consideration to holders of Company Common Stock pursuant to Article II hereof.

Section 4.18 Buyer Common Stock. The shares of Buyer Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, will not be subject to preemptive or similar rights and will be issued in compliance with applicable United States federal and state securities laws.

Section 4.19 CRA, Anti-money Laundering and Customer Information Security. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding CRA matters and Buyer has no Knowledge of, and none of Buyer and its Subsidiaries has been advised of, or has any Knowledge (because of the Buyer Bank’s Home Mortgage Disclosure Act data for the year ended December 31, 2012, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer Bank: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 30. Furthermore, the Board of Directors of the Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Company Forbearances. From the date hereof until the Effective Time, except as set forth on the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent (including via email) of Buyer (which consent shall not be unreasonably withheld or delayed), the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of the Company’s shareholders or any Governmental Authority required for the transactions contemplated hereby (including, without limitation, the Regulatory Approvals and the Bank Merger Approvals) or (ii) adversely affect the Company’s ability to perform any of its material obligations under this Agreement.

(b) Stock. (i) Other than pursuant to stock-based awards outstanding as of the date hereof and listed on the Company Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing stock-based awards (other than as required by the terms of existing stock-based awards), or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

(c) Dividends, Etc. (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock (including Company Convertible Preferred Stock) other than (x) dividends from wholly owned Subsidiaries to the Company or any other wholly owned Subsidiary of the Company, as applicable, or (y) regular quarterly cash dividends on Company Common Stock no greater than the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (subject to the last sentence of this clause (c)), or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock. After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall receive exactly one (1) dividend for the calendar quarter in which the Merger is consummated with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger.

(d) Compensation; Employment Agreements; Etc. Enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any employee benefit, or make any incentive or bonus payments, except for (i) normal merit increases in base salary in the ordinary course of business consistent with past practice, not to exceed an aggregate increase of more than three percent (3%) from the aggregate base salary paid in 2012, (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14(a) of the Company Disclosure Schedule or (iv) as set forth on Schedule 5.01(d) or otherwise expressly provided in this Agreement.

(e) Benefit Plans. Except as may be required (i) by applicable law or the express terms of this Agreement or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14(a) of the Company Disclosure Schedule, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

(f) Company Employees. Hire or terminate the employment of any officer, member of senior management or other employee exempt from overtime requirements, elect to any office any person who is not a member of the Company’s management team as of the date of this Agreement or elect to the Company Board or the board of directors of the Company Bank any person who is not a member of the Company Board or the board of the Company Bank, respectively, as of the date of this Agreement, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 5.01(f) of the Company’s Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof as a result of the termination or resignation of an existing employee at an annual salary of less than $30,000 and whose employment is terminable at the will of the Company, as applicable.

(g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

(h) Governing Documents. Amend its Articles of Incorporation or Code of Regulations (or equivalent documents).

(i) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties of any other entity.

(j) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $50,000 in the aggregate.

(k) Contracts. Enter into or terminate any Company Material Contract, amend or modify in any material respect any Company Material Contract, or waive any rights under any Company Material Contract.

(l) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect.

(m) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(n) Derivative Transactions. Enter into any Derivative Transactions.

(o) Indebtedness. Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, federal home loan bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(p) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for the Company Bank under applicable law or (ii) any other debt security other than in the ordinary course of business consistent with past practice, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified; provided that the foregoing shall not restrict the Company from complying with Section 6.17 hereof.

(q) Loans. Except for Loans or commitments for Loans that have been approved prior to the date of this Agreement, (i) make or acquire, or issue new commitments for, (A) any commercial and industrial loans in a principal amount in excess of $1,000,000, (B) any unsecured loans in a principal amount in excess of $250,000, or (C) any other new Loan in a principal amount in excess of $2,000,000, (ii) renegotiate, renew, increase or modify any existing Loan in a principal amount in excess of $3,000,000, or (iii) purchase any participation in any Loan; provided, however, that no such action shall be taken with respect to any Classified Loans with a principal amount balance in excess of $500,000; provided, further, that the Loan thresholds referenced herein shall refer to the amount of all Loans to any one borrower or related borrowers in the aggregate, as defined in the Company’s credit policies.

(r) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate other than one (1)—four (4) family residential properties or properties valued at less than $200,000 without first conducting a Phase I environmental assessment of the property that satisfies the requirements of all appropriate inquiries standard of the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of Hazardous Material.

(s) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

(t) Tax Matters. Make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, fail to timely file any Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax.

(u) Loan Policies. Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

(v) Adverse Actions. (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement.

(w) Agreements. Agree or commit to do anything prohibited by this Section 5.01.

Section 5.02 Buyer Forbearances. From the date hereof until the Effective Time, except as set forth on the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to: (a) amend its Articles of Incorporation or Bylaws in a manner that would materially and adversely affect the economic benefit of the Merger to the holders of Company Common Stock; (b) knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or (c) take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Shareholder Approval.

(a) Company Shareholder Approval.

(i) Following the execution of this Agreement, the Company shall take, in accordance with applicable law and its Articles of Incorporation and Code of Regulations, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Company Meeting”).

(ii) Subject to Section 6.05 hereof, the Company shall use its reasonable best efforts to obtain the requisite vote of the Company’s shareholders to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Company Meeting is called, noticed, convened, held and conducted in compliance with the ORC, the Articles of Incorporation of the Company and the Code of Regulations of the Company, and all other applicable legal requirements. The Company shall keep Buyer updated with respect to the voting results in connection with the Company Meeting as reasonably requested by Buyer.

(iii) Subject to Section 6.05 hereof, (A) the Company Board shall recommend that the Company’s shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by the Company’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “Company Recommendation”), and (B) the Proxy Statement/Prospectus shall include the Company Recommendation.

Section 6.02 Registration Statement.

(a) Within twenty (20) Business Days of the date hereof, Buyer shall submit to the Company an initial draft of a registration statement on Form S-4 (the “Draft Registration Statement”) to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Buyer and the Company relating to the Company Meeting and a Buyer meeting, as applicable, and constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Buyer and the Company agree to cooperate to complete the Draft Registration Statement so it is in a mutually agreeable final form (the “Registration Statement”) (which shall include the Proxy statement/Prospectus and all related documents). Buyer will file the Registration Statement with the SEC as soon as practicable after it is in such mutually agreeable final form. Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. The Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Financial Advisor and the Company’s independent registered public accounting firm in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to the Company’s shareholders.

(b) Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing by or on behalf of the Company to shareholders and at the time of a Buyer meeting, as applicable, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Buyer and the Company further agrees that if it shall become aware, prior to the Company Meeting, of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.

(c) Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information and provide the Company with a copy of such SEC request.

Section 6.03 Press Releases. Buyer and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements or other disclosure regarding this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

Section 6.04 Access; Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, the “Buyer Representatives”), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer and the Buyer Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that the Company or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Buyer or any Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney-client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b) Buyer agrees to hold all information and documents obtained pursuant to this Section 6.04 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement, as if it were the party receiving the confidential information as described therein). No investigation by Buyer of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.05 No Solicitation.

(a) The Company shall not, and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the “Company Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) except as provided in Section 6.05(b), participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) except as provided in Section 6.05(b) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications existing on the date hereof with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, 15% or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.05(a), prior to the date of the Company Meeting, the Company may take any of the actions described in clause (ii) and (iv) of Section 6.05(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.05; (ii) the Company Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law; (iii) the Company has provided Buyer with at least two (2) Business Days’ prior notice that the Company Board is reasonably likely to make such a determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and an independent financial advisor of nationally recognized reputation (x) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (y) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks, financing conditions or other contingencies associated with the consummation or the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and (B) is, in light of the other terms of such proposal, more favorable to the Company’s shareholders than the Merger and the transactions contemplated by this Agreement; and (z) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) The Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). The Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Except as provided in Section 6.05(e), neither the Company Board nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, fail to reaffirm the Company Recommendation within five (5) Business Days following a request by Buyer, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.05(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.05(d), prior to the date of the Company Meeting, the Company Board may withdraw, qualify, amend or modify the Company Recommendation (a “Company Subsequent Determination”) after the third Business Day following Buyer’s receipt of a notice (the “Notice of Superior Proposal”) from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.05) constitutes a Superior Proposal if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and an independent financial advisor of nationally recognized reputation, that it is required to take such actions to comply with its fiduciary duties to the Company’s shareholders under applicable law, (ii) during the three (3) Business Day period after receipt of the Notice of Superior Proposal by Buyer (the “Notice Period”), the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.05(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 6.05(e), except that the Notice Period shall be reduced to one (1) Business Day.

(f) Notwithstanding any Company Subsequent Determination, this Agreement shall be submitted to the Company’s shareholders at the Company Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger) and nothing contained herein shall be deemed to relieve the Company of such obligation; provided, however, that if the Company Board shall have made a Company Subsequent Determination, then the Company Board may submit this Agreement to the Company’s shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded), in which event the Company Board may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto. In addition to the foregoing, the Company shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

Section 6.06 Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

Section 6.07 Shares Listed. Prior to the Effective Time, to the extent required by NASDAQ, Buyer shall file a notice of additional listing of shares with NASDAQ with respect to the shares of Buyer Common Stock to be issued to the holders of Company Common Stock in the Merger. Such shares of Buyer Common Stock will not be subject to preemptive or similar rights and will be issued in compliance with applicable United States federal and state securities laws.

Section 6.08 Regulatory Applications; Filings; Consents. Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to promptly prepare all documentation, effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities, including, without limitation, the Regulatory Approvals and the Bank Merger Approvals, necessary to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger), and (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”). Provided that the Company has cooperated as required above, Buyer agrees to file, within thirty (30) days of the date of this Agreement, the requisite applications to be filed by it with the FRB, the FDIC and, if necessary, any other Governmental Authority including Governmental Authorities of Pennsylvania and Ohio, and any other states in which Buyer, the Company and their respective Subsidiaries operate. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby, including by providing the other party with any comments or questions received from a Governmental Authority in connection with the filings made in contemplation of this Agreement.

Section 6.09 Indemnification; Directors’ and Officers’ Insurance.

(a) Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the “Indemnified Parties”) as provided in the Company’s Articles of Incorporation or Code of Regulations or in the similar governing documents of the Company’s Subsidiaries as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, to the extent provided by applicable law.

(b) Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than 150% of the annual premium currently paid by the Company for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, the Company will enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

(c) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.09.

(d) The provisions of this Section 6.09 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 6.10 Employees and Benefit Plans.

(a) As promptly as practicable after the Effective Time as determined in the reasonable discretion of Buyer, Buyer agrees to provide the employees of the Company and any of its Subsidiaries who remain employed after the Effective Time (“Company Employees”) with at least the types and levels of employee benefits comparable in the aggregate to those maintained by Buyer for similarly-situated employees of Buyer. Buyer will treat, and cause its applicable benefit plans to treat, the service of the Company Employees with the Company or any of its Subsidiaries as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation (but not for benefit accrual under any such applicable plan) and not for participation in or accrual under any retiree health plan or executive supplemental retirement plan of Buyer or any of Buyer’s ERISA Affiliates. Without limiting the foregoing, but subject to the terms and conditions of Buyer’s health and similar plans, Buyer shall not treat any employee of the Company or any of its Subsidiaries as a “new” employee for purposes of any exclusions under any health or similar plan of Buyer for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company or its Subsidiaries immediately prior to the Effective Time, and any deductibles, co-payments or out-of-pocket expenses paid under any of the Company’s or any of its Subsidiaries’ health plans shall be credited towards deductibles, co-payments or out-of-pocket expenses under Buyer’s health plans upon delivery to Buyer of appropriate documentation.

(b) Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company; provided, however, that Buyer shall continue to maintain such plans (other than stock-based or incentive plans or defined benefit plans) until the employees of the Company and its Subsidiaries are permitted to participate in Buyer’s plans in accordance with Section 6.10(a).

(c) From and after the Effective Time, Buyer agrees to cause the Company and its Subsidiaries to honor and continue to be obligated to perform, in accordance with their terms (as in effect as of the Effective Time and as amended to the extent set forth on Schedule 5.01(d) and in this Section 6.10), all contractual rights of current and former employees and directors of the Company or any of its Subsidiaries existing as of the date hereof under the employment, severance, deferred compensation, change in control, supplemental retirement plans and split-dollar agreements of the Company and its Subsidiaries listed in Schedule 6.10(c) of the Company Disclosure Schedule. Without limiting the scope of the foregoing and except as set forth in the immediately following sentence, Buyer agrees that those individuals with employment and/or change of control agreements to which the Company is a party that are set forth on Schedule 6.10(c) of the Company Disclosure Schedule shall terminate employment immediately following the Effective Time and be entitled to receive such severance payments as are determined in accordance with a settlement agreement being entered into concurrently herewith and substantially in the form attached hereto as Exhibit C-1 or Exhibit C-2, as appropriate. Notwithstanding the foregoing, Buyer agrees that Doris Lambert and Richard Bauer shall terminate employment immediately following the Effective Time and be entitled to receive such severance payments as are determined in accordance with a settlement agreement being entered into after the date hereof and substantially in the form attached hereto as Exhibit C-2.

(d) If requested by Buyer, but such request must be made at least thirty (30) days before the Effective Time, the Company shall terminate its 401(k) plan as of the day prior to the Effective Time (but contingent upon the occurrence thereof) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which shall be reasonably satisfactory to Buyer.

(e) Buyer agrees to pay to each employee of the Company or any Subsidiary that is not covered by a written employment or severance agreement and either (i) not offered continued employment by Buyer or Buyer Bank after the Effective Time, or (ii) is terminated by Buyer or any of its subsidiaries, without cause, within six months following the Effective Time, a severance payment equal to one week of his or her then current base salary multiplied by the number of total completed years of service with the Company or any Subsidiary; provided, however, that the minimum severance payment shall equal four weeks of his or her base salary and the maximum severance payment shall not exceed 26 weeks of his or her base salary. Immediately prior to the Effective Time, the Company shall accrue all unused sick time as set forth on Schedule 6.10(e) of the Company Disclosure Schedule with respect to its employees and pay such amounts to its employees, subject to applicable withholding, as of the Effective Time. Immediately prior to the Effective Time, the Company shall accrue all liabilities under those Director Retirement Agreements to which the Company is a party which have not already been accrued.

(f) The Company and Buyer shall use reasonable efforts to consult with each other, and will consider in good faith each other’s advice, prior to sending any notices or other communication materials to the employees of the Company and its Subsidiaries regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable law.

Section 6.11 Notification of Certain Matters. Each of Buyer and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in Article VII not being satisfied, or (b) notwithstanding the standards set forth in Section 9.01, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer’s or the Company’s obligations to consummate the transactions contemplated by this Agreement.

Section 6.12 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer (a) consolidated financial statements (including balance sheets, statements of operations and shareholders’ equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the Company Board or any committee thereof, including monthly board packages, relating to the financial performance and risk management of the Company and its Subsidiaries. All information furnished by the Company to Buyer pursuant to this Section 6.12 shall be held in confidence to the same extent of Buyer’s obligations under Section 6.04(b).

Section 6.13 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms.

Section 6.14 Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (d) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.

Section 6.15 Certain Litigation. The Company shall provide Buyer the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer’s prior written consent (such consent not to be unreasonably withheld).

Section 6.16 Classified Loans. The Company shall promptly after the end of each quarter after the date hereof and upon Closing provide Buyer with a complete and accurate list, including the amount, of all Loans subject to each type of classification of the Classified Loans.

Section 6.17 Company Convertible Preferred Stock. Unless each holder of Company Convertible Preferred Stock has converted all of its Company Convertible Preferred Stock into Company Common Stock or entered into a valid and binding agreement with the Company pursuant to which such holder agrees to convert all of its Company Convertible Preferred Stock into Company Common Stock prior to the Effective Time, the Company shall take all necessary action to effect the redemption of the Company Convertible Preferred Stock prior to the Effective Time (taking into account all notice, waiting and other periods under the terms of the Company Convertible Preferred Stock).

Section 6.18 Employment Agreement. Buyer will enter into agreements with each of David D. Dygert, W. Eugene Spurbeck, and Louis J. Torchio, substantially in the form attached hereto as Exhibit D, which reflects the terms of his continuing employment, with such agreement signed and dated as of the date of this Agreement, subject to the occurrence of the Effective Time.

Section 6.19 Tax Representation Letters. Officers of Buyer and the Company shall execute and deliver to Hogan Lovells US LLP, tax counsel to Buyer, and Vorys, Sater, Seymour and Pease LLP, tax counsel to the Company, “Tax Representation Letters” substantially in the form agreed to by the parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Proxy Statement/Prospectus and Registration Statement are declared effective by the SEC and at the Effective Time, in connection with such tax counsel’s delivery of opinions pursuant to Section 7.02(b) and Section 7.03(b) of this Agreement.

Section 6.20 Regional Board. Effective as of the Effective Time, Buyer agrees to take all action necessary to appoint each of the directors of the Company at the Effective Time who is not a Company Director Designee and who is not an employee of Buyer or Buyer Bank, to a regional advisory board of Buyer Bank, which shall remain in place for at least two (2) years after the Effective Time. Buyer Bank shall pay the members of the regional board a fee per meeting attended in an amount consistent with the amount paid by Buyer Bank to members of its regional boards existing as of the date hereof.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.01 Conditions to Each Party’s Obligations to Effect the Merger. The obligation of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Vote. This Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of the shareholders of the Company present and voting at the Company Meeting.

(b) Regulatory Approvals; No Burdensome Condition. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. No Regulatory Approval shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

(c) No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby (other than the Bank Merger, which is the subject of Section 7.02(c)).

(d) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

Section 7.02 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of the Company. (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.01, and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect that the conditions set forth in this Section 7.02(a) have been satisfied.

(b) Tax Opinion Relating to the Merger. Buyer shall have received an opinion from Hogan Lovells US LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Hogan Lovells US LLP may require and rely upon representations contained in the Tax Representation Letters.

(c) Bank Merger. All regulatory approvals required to consummate the Bank Merger, including without limitation the approval of the Pennsylvania Department of Banking and Securities and the Ohio Division (such approvals, the “Bank Merger Approvals”), shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. No Bank Merger Approval shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of the Bank Merger.

(d) Company Convertible Preferred Stock. All outstanding shares of Company Convertible Preferred Stock shall have been redeemed or converted into Company Common Stock prior to the Effective Time and no shares of Company Convertible Preferred Stock shall remain outstanding.

Section 7.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

(a) Representations, Warranties and Covenants of Buyer. (i) Each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.01, and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of Buyer, to the effect that the conditions set forth in this Section 7.03(a) have been satisfied.

(b) Tax Opinion Relating to the Merger. The Company shall have received an opinion from Vorys, Sater, Seymour and Pease LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Vorys, Sater, Seymour and Pease LLP may require and rely upon representations contained in the Tax Representation Letters.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

(a) by the mutual consent of Buyer and the Company in a written instrument;

(b) by Buyer or the Company, in the event that the Merger is not consummated by December 31, 2013 (the “Outside Date”), except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII;

(d) by Buyer or the Company, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement (including, solely with respect to Buyer’s right to terminate this Agreement, the Bank Merger) shall have been denied by final nonappealable action of such Governmental Authority, or any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (including, solely with respect to Buyer’s right to terminate this Agreement, the Bank Merger); provided, however, that subject to Section 6.09, the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted;

(e) by Buyer or the Company, if the approval of the Company’s shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting or at any adjournment or postponement thereof;

(f) by Buyer, if (x) the Company Board (i) withdraws, qualifies, amends, modifies or withholds the Company Recommendation, or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company

Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), (ii) materially breaches its obligation to call, give notice of and commence the Company Meeting under Section 6.01, (iii) approves or recommends an Acquisition Proposal, (iv) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of being requested to do so by Buyer, (v) fails to publicly reconfirm the Company Recommendation within five (5) Business Days of being requested to do so by Buyer, except during a period in which the Company Board is evaluating an Acquisition Proposal to comply with its fiduciary duties to the Company’s shareholders under applicable law or (vi) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (y) there shall have been a material breach of Section 6.05;

(g) by the Company, if the Company Board so determines by a majority vote of the members of the Company Board, at any time during the five (5) Business Day period commencing on the Determination Date if both of the following conditions are satisfied:

(i) the Buyer Market Value is less than 85% of the Initial Buyer Market Value; and

(ii) the number obtained by dividing the Buyer Market Value by the Initial Buyer Market Value (“Buyer Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.15 (the “Index Ratio”).

(iii) If the Company elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to Buyer. During the five (5) Business Day period commencing with its receipt of such notice, Buyer shall have the option to increase the Exchange Ratio, at its sole discretion, to (x) a quotient, the numerator of which is equal to the product of the Initial Buyer Market Value, the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the Buyer Market Value, or (y) the quotient determined by dividing the Initial Buyer Market Value by the Buyer Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.85. If Buyer so elects, it shall give, within such five (5) Business Day period, written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 8.01(g) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(g).

(iv) For purposes of this Section 8.01(g) and Section 8.01(h), the following terms shall have the meanings indicated below:

(A) “Buyer Market Value” shall be the average of the daily closing sales prices of a share of Buyer Common Stock as reported on NASDAQ for the ten (10) consecutive trading days immediately preceding the Determination Date.

(B) “Determination Date” shall mean the latest of the date on which (i) all Regulatory Approvals (and waivers, if applicable) have been received (disregarding any waiting period), (ii) all Bank Merger Approvals (and waivers, if applicable) have been received (disregarding any waiting period) (unless the condition in Section 7.02(c) is waived by Buyer), and (iii) the approval of this Agreement, the Merger and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated herein is obtained.

(C) “Final Index Price” means the average of the closing price of the Index on each of ten (10) consecutive trading days immediately preceding the Determination Date.

(D) “Index” means the NASDAQ Bank Index; provided, however, that if the NASDAQ Bank Index is not available for any reason, “Index” shall mean the KBW Bank Index.

(E) “Initial Buyer Market Value” means the average of the daily closing sales prices of a share of Buyer Common Stock, as reported on NASDAQ, for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(F) “Initial Index Price” means the average of the closing prices of the Index for the ten (10) consecutive trading days immediately preceding the date of this Agreement.

(v) If Buyer or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 8.01(g);

(h) by Buyer, if the Buyer Board so determines by vote of a majority of the members of the Buyer Board, at any time during the five (5) Business Day period commencing on the Determination Date if both of the following conditions are satisfied:

(i) the Buyer Market Value is greater than 115% of the Initial Buyer Market Value; and

(ii) (A) the Buyer Ratio is greater than (B) the quotient obtained by dividing the Final Index Price by the Initial Index Price, plus 0.15 (such number, the “Upside Index Ratio”).

(iii) If Buyer elects to exercise its termination right pursuant to this Section 8.01(h), it shall give prompt notice thereof to the Company. During the five (5) Business Day period commencing with its receipt of such notice, the Company shall have the option to decrease the Exchange Ratio, at its sole discretion, to a number equal to the greater of (x) a quotient, the numerator of which is the product of 1.15, the Initial Buyer Market Value and the Exchange Ratio (as then in effect) and the denominator of which is the Buyer Market Value or (y) a quotient, the numerator of which is equal to the product of the Exchange Ratio (as then in effect) and the Upside Index Ratio, and the denominator of which is equal to the number obtained by dividing the Buyer Market Value by the Initial Buyer Market Value. If the Company makes an election contemplated by the preceding sentence within such five (5) Business Day period, it shall give prompt written notice to Buyer of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(h).

Section 8.02 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Section 6.03 (Press Releases), Section 6.13 (Confidentiality Agreement), Section 9.05 (Expenses) and this Section 8.02 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) In the event this Agreement is terminated by Buyer pursuant to Section 8.01(f) and within 12 months of such termination, the Company shall have (x) recommended to its shareholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, the Company shall pay to Buyer an amount equal to $1,600,000 (the “Termination Fee”). In the event this Agreement is terminated by Buyer pursuant to Section 8.01(f) and neither of the other conditions of the preceding sentence are satisfied, the Company shall pay to Buyer an amount equal to $800,000 and all references herein to “Termination Fee” shall mean such amount.

(c) In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.01(e) or Section 8.01(b) due to the failure to obtain the approval of the Company’s shareholders required for the consummation of the Merger, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to the Company Meeting or prior to the date specified in Section 8.01(b), as applicable, and (ii) within 12 months of such termination, the Company shall have (x) recommended to its shareholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.02(c), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%.”

(d) In the event that this Agreement is terminated by Buyer pursuant to Section 8.01(c) and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to any breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Section 8.01(c) and (ii) within 12 months of such termination, the Company shall have (x) recommended to its shareholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.02(d), all references in the definition of Acquisition Transaction to “15%” shall instead refer to “50%.” Notwithstanding the foregoing, for purposes of this Section 8.02(d) only, the Termination Fee shall not be payable to Buyer if the Acquisition Transaction referred to in the immediately preceding sentence shall be for an aggregate consideration (whether payable to Company shareholders, the Company or the Company Bank) equal to or less than $20 million (whether payable in cash, stock or other consideration).

(e) Any payment of the Termination Fee required to be made pursuant to this Section 8.02 shall be made within two (2) Business Days after the date of the event giving rise to the obligation to make such payment. All payments under this Section 8.02 shall be made by wire transfer of immediately available funds to an account designated by Buyer.

(f) Buyer and the Company acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.02 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.02, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Standard. No representation or warranty of the Company contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Buyer, has had or would be reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, respectively (disregarding for purposes of this Section 9.01 any materiality or Material Adverse Effect qualification contained in any representations or warranties other than in Section 3.12(a) and Section 4.11). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.03(a), Section 3.03(b) and Section 3.03(d) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Section 3.04, Section 3.05, Section 3.06, Section 3.07(a)(ii), Section 3.21, Section 3.31 and the first three sentences of Section 3.02, in the case of the Company, and Section 4.03, Section 4.04, Section 4.05, Section 4.06(a)(ii), Section 4.14 and the first two sentences of Section 4.02, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.12(a), in the case of the Company, and Section 4.11, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

Section 9.02 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, except for those agreements and covenants that expressly apply or are to be performed in whole or in part after the Effective Time.

Section 9.03 Certain Definitions.

(a) As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” shall mean Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Pennsylvania or the State of Ohio are authorized or obligated to close.

“Buyer Board” shall mean the Board of Directors of Buyer.

“Buyer Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the current or prospective business, prospects, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer from materially performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect); and (vi) changes in the trading price or trading volume of Buyer Common Stock (it being understood and agreed that the facts and circumstances giving rise to each of the changes that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect).

“Closing Buyer Share Value” shall mean the arithmetic average of the 4:00 p.m. Eastern Time closing sales prices of Buyer Common Stock reported on the NASDAQ Global Select Market for the five consecutive trading days immediately preceding but not including the trading day prior to the Closing Date; provided, however, if necessary to comply with any requirements of the SEC, the term Closing Buyer Share Value shall mean the 4:00 p.m. Eastern Time closing sales price of Buyer Common Stock reported on the NASDAQ Global Select Market for the date which is the closest in time but prior to the Closing Date which complies with such rules and regulations.

“Company Board” shall mean the Board of Directors of the Company.

“Company Material Adverse Effect” shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the current or prospective business, prospects, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from materially performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; and (v) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated November 16, 2012, by and between Buyer and the Company.

“Employee Program” shall mean (i) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (ii) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (i) above; and (iii) plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle. An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

“Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the environment, and/or (B) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material or oil. The term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material or oil as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of a Person means an entity if it would have ever been considered a single employer with such Person under Section 4001(b) of ERISA or part of the same “controlled group” as such Person for purposes of Section 302(d)(3) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Governmental Authority” shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

“Hazardous Material” means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing are defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that poses a threat to the environment or to human health and safety but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation of motor vehicles used by tenants (if applicable) or guests and otherwise in compliance with Environmental Laws.

“Knowledge” shall mean, with respect to any fact, event or occurrence, the actual knowledge after reasonable inquiry of one or more of (i) in the case of the Company, the individuals listed on Schedule 9.03(a)(i), or (ii) in the case of Buyer, the individuals listed on Schedule 9.03(a)(ii); provided, however, that in no event shall “reasonable inquiry” require environmental sampling or testing of any kind.

“Owned Real Property” shall mean the real property on which the Company or the Company Bank operate an office or branch.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Regulatory Approvals” shall mean any consent, approval, authorization or non-objection from any Governmental Authority necessary to consummate the Merger and the other transactions contemplated by this Agreement (other than the Bank Merger Approvals), including, without limitation, the approval of the FRB.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“SEC” shall mean the United States Securities and Exchange Commission.

“Subsidiary” shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other

Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax Returns” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

“Treasury Regulations” shall mean the Treasury Department regulations promulgated under the Code.

(b) The following terms are defined elsewhere in this Agreement, as indicated below:

“Acquisition Proposal” shall have the meaning set forth in Section 6.05(a).

“Acquisition Transaction” shall have the meaning set forth in Section 6.05(a).

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Bank Merger” shall have the meaning set forth in Section 1.09(a).

“Bank Merger Agreement” shall have the meaning set forth in Section 1.09(b).

“Bank Merger Approvals” shall have the meaning set forth in Section 7.02(c).

“BHCA” shall have the meaning set forth in Section 3.02(a).

“BLC” shall have the meaning set forth in Section 1.01.

“BOLI” shall have the meaning set forth in Section 3.16.

“Burdensome Conditions” shall have the meaning set forth in Section 6.08.

“Business” shall have the meaning set forth in Section 3.18(g).

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer 2012 Form 10-K” shall have the meaning set forth in Section 4.10(a).

“Buyer Adjustment Event” shall have the meaning set forth in Section 2.04.

“Buyer Bank” shall have the meaning set forth in the recitals to this Agreement.

“Buyer Bank Common Stock” shall have the meaning set forth in Section 4.03(d).

“Buyer Board” shall have the meaning set forth in Section 4.05.

“Buyer Common Stock” shall have the meaning set forth in Section 2.01(a)(ii).

“Buyer Disclosure Schedule” shall have the meaning set forth in Section 4.01(b).

“Buyer Employee Program” shall have the meaning set forth in Section 4.13(a).

“Buyer Market Value” shall have the meaning set forth in Section 8.01(g)(iv)(A).

“Buyer Ratio” shall have the meaning set forth in Section 8.1(h)(ii).

“Buyer Representatives” shall have the meaning set forth in Section 6.04(a).

“Buyer Stock Certificate” shall have the meaning set forth in Section 2.03(k).

“Buyer SEC Documents” shall have the meaning set forth in Section 4.10(a).

“Cash Consideration” shall have the meaning set forth in Section 2.01(a)(i).

“Cash Election” shall have the meaning set forth in Section 2.01(a)(i).

“Cash Election Shares” shall have the meaning set forth in Section 2.01(a)(i).

“CERCLA” shall have the meaning set forth in Section 5.01(r).

“Classified Loans” shall have the meaning set forth in Section 3.23(b).

“Closing” shall have the meaning set forth in Section 1.04.

“Closing Date” shall have the meaning set forth in Section 1.04.

“Code” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Bank” shall have the meaning set forth in the recitals to this Agreement.

“Company Bank Common Stock” shall have the meaning set forth in Section 3.03(d).

“Company Benefit Plans” shall have the meaning set forth in Section 3.14(a).

“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company Convertible Preferred Stock” shall have the meaning set forth in Section 3.03(a).

“Company Director Designee” shall have the meaning set forth in Section 1.06.

“Company Disclosure Schedule” shall have the meaning set forth in Section 3.01(b).

“Company Employees” shall have the meaning set forth in Section 6.10(a).

“Company ERISA Affiliate” shall have the meaning set forth in Section 3.14(c).

“Company Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“Company Loan Property” shall have the meaning set forth in Section 3.17(d).

“Company Material Contract” shall have the meaning set forth in Section 3.19(a).

“Company Meeting” shall have the meaning set forth in Section 6.01(a)(i).

“Company Options” shall have the meaning set forth in Section 3.03(c).

“Company Pension Plan” shall have the meaning set forth in Section 3.14(b).

“Company Recommendation” shall have the meaning set forth in Section 6.01(a)(iii).

“Company Representatives” shall have the meaning set forth in Section 6.05(a).

“Company Stock Certificate” shall have the meaning set forth in Section 2.03(g).

“Company Equity Plans” shall have the meaning set forth in Section 2.06.

“Company Subsequent Determination” shall have the meaning set forth in Section 6.05(e).

“Company/Subsidiary Employee” shall have the meaning set forth in Section 6.11.

“CRA” shall have the meaning set forth in Section 3.07.

“Derivative Transactions” shall have the meaning set forth in Section 3.26.

“Determination Date” shall have the meaning set forth in Section 8.01(iv)(B).

“Dissenters’ Shares” shall have the meaning set forth in Section 2.05.

“Draft Registration Statement” shall have the meaning set forth in Section 6.02(a).

“Election” shall have the meaning set forth in Section 2.03(a).

“Election Deadline” shall have the meaning set forth in Section 2.03(d).

“Exchange Fund” shall have the meaning set forth in Section 2.03(i).

“Exchange Ratio” shall have the meaning set forth in Section 2.01(a).

“Effective Time” shall have the meaning set forth in Section 1.02.

“Exchange Agent” shall have the meaning set forth in Section 2.03(b)

“Exchange Ratio” shall have the meaning set forth in Section 2.01(a).

“Exchange Fund” shall have the meaning set forth in Section 2.03(i).

“FDIA” shall have the meaning set forth in Section 3.28.

“FDIC” shall have the meaning set forth in Section 3.10(b).

“FHLB” shall have the meaning set forth in Section 3.02(b).

“Final Index Price” shall have the meaning set forth in Section 8.01(g)(iv)(C).

“Finance Laws” shall have the meaning set forth in Section 3.09(d).

“Financial Advisor” shall have the meaning set forth in Section 3.31.

“Form of Election” shall have the meaning set forth in Section 2.03(b).

“FRB” shall have the meaning set forth in Section 3.02(a).

“GAAP” shall have the meaning set forth in Section 3.11(a).

“Holder” shall have the meaning set forth in Section 2.03.

“Indemnified Parties” shall have the meaning set forth in Section 6.09(a).

“Index” shall have the meaning set forth in Section 8.01(g)(iv)(D).

“Index Ratio” shall have the meaning set forth in Section 8.01(g)(ii).

“Initial Buyer Market Value” shall have the meaning set forth in Section 8.01(g)(iv)(E).

“Initial Index Price” shall have the meaning set forth in Section 8.01(g)(iv)(F).

“Intellectual Property Assets” shall have the meaning set forth in Section 3.18(g).

“IRS” shall have the meaning set forth in Section 3.13(d).

“Letter of Transmittal” shall have the meaning set forth in Section 2.03(o).

“Liens” shall have the meaning set forth in Section 3.04(a).

“Loan Property” shall have the meaning set forth in Section 3.17.

“Loans” shall have the meaning set forth in Section 3.23(a).

“Marks” shall have the meaning set forth in Section 3.18(g).

“Maximum Cash Conversion Number” shall have the meaning set forth in Section 2.02(a).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 2.01(a).

“Multiemployer Plan” shall have the meaning set forth in Section 4.13(e).

“Non-Election Shares” shall have the meaning set forth in Section 2.01(a)(iii).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.05(e).

“Notice Period” shall have the meaning set forth in Section 6.05(e).

“Ohio Division” shall have the meaning set forth in Section 3.10(b).

“Option Payment” shall have the meaning set forth in Section 2.06.

“ORC” shall have the meaning set forth in Section 1.01.

“Outside Date” shall have the meaning set forth in Section 8.01(b).

“Patents” shall have the meaning set forth in Section 3.18(g).

“Premium Limit” shall have the meaning set forth in Section 6.09(b).

“Products” shall have the meaning set forth in Section 3.18(g).

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 6.02(a).

“Registration Statement” shall have the meaning set forth in Section 6.02(a).

“Shortfall Number” shall have the meaning set forth in Section 2.02(b)(ii).

“Stock Consideration” shall have the meaning set forth in Section 2.01(a)(ii).

“Stock Election” shall have the meaning set forth in Section 2.01(a)(ii).

“Stock Election Shares” shall have the meaning set forth in Section 2.01(a)(ii).

“Superior Proposal” shall have the meaning set forth in Section 6.05(b).

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Takeover Laws” shall have the meaning set forth in Section 3.21.

“Tax Representation Letters” shall have the meaning set forth in Section 6.19.

“Termination Fee” shall have the meaning set forth in Section 8.02(b).

“Third Party Rights” shall have the meaning set forth in Section 3.18(c).

“Total Consideration” shall have the meaning set forth in Section 2.01(c).

“Trade Secrets” shall have the meaning set forth in Section 3.18(g).

“Upside Index Ratio” shall have the meaning set forth in Section 8.01(i)(ii).

“USA PATRIOT Act” shall have the meaning set forth in Section 3.07(a).

“Voting Agreements” shall have the meaning set forth in the recitals to this Agreement.

Section 9.04 Waiver; Amendment. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the shareholders of the Company without obtaining such approval.

Section 9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees shall be incurred by Buyer.

Section 9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Buyer:

CNB Financial Corporation

1 South Second Street

P.O. Box 42

Clearfield, Pennsylvania 16830

Attention:	Joseph B. Bower, Jr., President and Chief Executive Officer
Facsimile:	(814) 765-4511

With a copy to (which shall not constitute notice):

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Attention:	Richard A. Schaberg, Esq.
Facsimile:	(202) 637-5910

If to the Company, to:

FC Banc Corp.

105 Washington Square

Bucyrus, Ohio 44820

Attention:	Coleman J. Clougherty, President
Facsimile:	(419) 562-6526

With a copy to (which shall not constitute notice):

Vorys, Sater, Seymour and Pease LLP

301 East Fourth Street

Suite 3500, Great American Tower

Cincinnati, OH 45202

Attention:	Kimberly J. Schaefer, Esq.
Facsimile:	(513) 852-7892

Section 9.07 Understanding; No Third Party Beneficiaries. Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.09 (Indemnification; Directors’ and Officers’ Insurance), nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.08 Assignability; Binding Effect. Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer’s rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

Section 9.09 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

Section 9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.11 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the conflict of law principles thereof. EACH OF BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

Section 9.13 Certain Matters Required by Section 1701.79 of the ORC.

(a) The location of the principal office of the Surviving Corporation in the Commonwealth of Pennsylvania is CNB Financial Corporation, 1 South Second Street, P.O. Box 42, Clearfield, Pennsylvania 16830.

(b) Subject to the consummation of the Merger, the Surviving Corporation hereby consents to being sued and served with process in the State of Ohio and the irrevocable appointment of the Ohio Secretary of State as its agent to accept service of process in any proceeding in the State of Ohio to enforce against the Surviving Corporation any obligation of the Company or to enforce the rights of a dissenting shareholder of the Company.

(c) The Surviving Corporation desires to transact business in the State of Ohio as a foreign corporation. Subject to the consummation of the Merger, the Surviving Corporation appoints CT Corporation System, with a mailing address of 1300 East 9th Street, Cleveland, Ohio

44114, as its statutory agent upon whom process against the Surviving Corporation may be served in the State of Ohio. Subject to the consummation of the Merger, the Surviving Corporation irrevocably consents to service of process on such statutory agent as long as the authority of such statutory agent continues, and to service of process upon the Ohio Secretary of State if: (i) the Surviving Corporation’s statutory agent cannot be found; (ii) the Surviving Corporation has failed to designate another statutory agent when required to do so under Sections 1703.01 to 1703.31 of the ORC; or (iii) the license of the Surviving Corporation to do business in the State of Ohio has expired or has been cancelled.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CNB FINANCIAL CORPORATION

By:	/s/ Joseph B. Bower, Jr.
	Name:	Joseph B. Bower, Jr.
	Title:	President and Chief Executive Officer

FC BANC CORP.

By:	/s/ Coleman J. Clougherty
	Name:	Coleman J. Clougherty
	Title:	President

[Signature Page to Agreement and Plan of Merger]

Exhibit A

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of March 26, 2013, by and between the undersigned holder (“Shareholder”) of Company Common Stock, no par value per share, of FC Banc Corp., an Ohio corporation (“Company”), and CNB Financial Corporation, a Pennsylvania corporation (“Buyer”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, concurrently with the execution of this Agreement, Buyer and Company are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which Company shall merge with and into Buyer and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Shareholder beneficially owns and has sole or shared voting power with respect to the number of shares of Company Common Stock identified on Exhibit A hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Shareholder during the term of this Agreement, including through the exercise of any stock option or other equity award, warrant or similar instrument, being referred to as the “Shares”), and holds stock options or other rights to acquire the number of shares of Company Common Stock identified on Exhibit A hereto; and

WHEREAS, it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Buyer entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Buyer in connection therewith, Shareholder, solely in his, her or its capacity as a shareholder of Company, and Buyer agree as follows:

SECTION 1. Agreement to Vote Shares. Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of Company, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Buyer, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, all the Shares that are beneficially owned as of the applicable record date by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or of this Agreement or the performance by Shareholder of his, her or its obligations under this Agreement.

Nothing contained in this Agreement shall be deemed to vest in Buyer or any other Person any direct or indirect ownership or incidence of ownership.

SECTION 2. No Transfers.

(a) While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, assign, make any short sale, distribute by gift or donation, or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares (or any securities convertible into or exercisable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement; provided, that the following transfers shall be permitted: (w) transfers by will or operation of law, in which case this Agreement shall bind the transferee, (x) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (y) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, and (z) such transfers as Buyer may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void. If so requested by Buyer, Shareholder agrees that the certificates representing the Shares shall bear a legend stating that they are subject to this Agreement and to the irrevocable proxy granted in Section 4 of this Agreement.

(b) Except as provided for herein, Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney, or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

SECTION 3. Representations and Warranties of Shareholder. As of the date of this Agreement and as of the Closing Date, Shareholder represents and warrants to and agrees with Buyer as follows:

(a) Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

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(b) This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder or any of Shareholder’s properties or assets (including the Shares) is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Shareholder is the record and beneficial owner of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares and options set forth on Exhibit A hereto, and the Shares and options are so owned free and clear of any liens, security interests, charges or other encumbrances except as otherwise described on Exhibit A hereto. Shareholder does not own, of record or beneficially, any shares of capital stock of Company other than the Shares (other than shares of capital stock subject to stock options over which Shareholder will have no voting rights until the exercise of such stock options). The Shares do not include shares over which Shareholder exercises control in a fiduciary capacity and no representation by Shareholder is made thereby pursuant to the terms hereof. Shareholder has and will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. None of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e) The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

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(f) There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

SECTION 4. Irrevocable Proxy. Subject to the last sentence of this Section 4, by execution of this Agreement, Shareholder does hereby appoint Buyer and each of its designees, and each of them individually, with full power of substitution and resubstitution, as Shareholder’s true and lawful attorney and irrevocable proxy, to the full extent of Shareholder’s rights with respect to the Shares, to vote, if Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Company, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Company taken by written consent. Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to the terms of Section 7 hereof and hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement.

SECTION 5. No Solicitation. Except as otherwise expressly permitted under Section 6.05 of the Merger Agreement, from and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of Company, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use reasonable best efforts to prohibit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to Company or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders’ vote or action by consent of Company’s shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Company that takes any action in support of an Acquisition Proposal. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Buyer with respect to any possible Acquisition Proposal.

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SECTION 6. Specific Performance; Remedies; Attorneys Fees. Shareholder acknowledges that it is a condition to the willingness of Buyer to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Buyer if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Buyer will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Buyer has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Buyer’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Buyer shall have the right to inform any third party that Buyer reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Buyer hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Buyer set forth in this Agreement may give rise to claims by Buyer against such third party.

SECTION 7. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and shall be automatically terminated in the event that the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

SECTION 8. Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

SECTION 9. Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

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SECTION 10. Capacity as Shareholder. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Shareholder to comply with his or her fiduciary duties as a director of Company.

SECTION 11. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, without regard for conflict of law provisions.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

SECTION 12. Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 13. Public Disclosure. Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, without the prior consent of Buyer. Shareholder hereby permits Buyer to publish and disclose in any document and/or schedule filed by Buyer with the Securities and Exchange Commission such Shareholder’s identity and ownership of Shares and the nature of Shareholder’s commitments and obligations pursuant to this Agreement.

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SECTION 14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

(remainder of page intentionally left blank)

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

CNB FINANCIAL CORPORATION

By:
Name:
Title:

SHAREHOLDER

Name:

[Signature Page to Voting Agreement]

8

EXHIBIT A

Shareholder	Shares	Options

9

Exhibit B

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Plan of Merger”) is made and entered into as of the      day of [            ], 2013 between CNB Bank, a Pennsylvania-chartered bank (“Buyer Bank”), and Farmers Citizens Bank, an Ohio-chartered bank (“Company Bank”).

WITNESSETH

WHEREAS, CNB Financial Corporation, a Pennsylvania corporation and the parent company of Buyer Bank (“Buyer”), has entered into an Agreement and Plan of Merger (the “Agreement”), dated as of March 26, 2013, with FC Banc Corp., an Ohio corporation and the parent company of Company Bank (“Company”), providing for the merger of Company with and into Buyer (the “Merger”);

WHEREAS, in connection with the Agreement, this Plan of Merger provides for the merger of Company Bank with and into Buyer Bank, promptly following the consummation of the Merger; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and in the Agreement, the parties hereto do mutually agree, intending to be legally bound, as follows:

ARTICLE 1

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

1.1 “Bank Merger” shall mean the merger of Company Bank with and into Buyer Bank as provided in Section 2.1 of this Plan of Merger.

1.2 “Effective Time” shall mean the date and time at which the merger contemplated by this Plan of Merger becomes effective as provided in Section 2.2 hereof.

1.3 “FDIC” shall mean the Federal Deposit Insurance Corporation.

1.4 “Merging Banks” shall mean, collectively, Buyer Bank and Company Bank.

1.5 “Resulting Bank” shall refer to Buyer Bank as the surviving bank in the Bank Merger.

1.6 “Pennsylvania Banking Code” shall mean the Pennsylvania Banking Code of 1965.

ARTICLE 2

TERMS OF THE BANK MERGER

2.1 The Bank Merger

(a) Subject to the terms and conditions set forth in the Agreement, and in accordance with the Federal Bank Merger Act, 12 U.S.C. § 1828(c) and the regulations of the

FDIC promulgated thereunder, Chapter 16 of the Pennsylvania Banking Code, Chapter 1115 of the Ohio Revised Code and the regulations of the Commonwealth of Pennsylvania Department of Banking and Securities and State of Ohio Division of Financial Institutions, at the Effective Time, Company Bank shall be merged with and into Buyer Bank pursuant to and upon the terms set forth in this Plan of Merger. Buyer Bank shall continue as the Resulting Bank in the Bank Merger and the separate existence of Company Bank shall cease. At the Effective Time, all of the rights, privileges, powers, franchises, properties and assets of Company Bank and Buyer Bank shall be vested in the Resulting Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Company Bank and Buyer Bank shall become the debts, liabilities, obligations, restrictions and duties of the Resulting Bank.

(b) As a result of the Bank Merger, (i) each share of capital stock, par value $[        ] per share, of Company Bank issued and outstanding immediately prior to the Effective Time shall be canceled without receipt of any consideration therefor by Buyer Bank, and (ii) each share of common stock, par value $[        ] per share, of Buyer Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of common stock of the Resulting Bank issued and outstanding immediately after the Effective Time.

(c) On and after the Effective Time, the Bank Merger shall have the effects set forth in Chapter 16, Section 1606 of the Pennsylvania Banking Code and Section 1115.11 of the Ohio Revised Code.

2.2 Effective Time

The Bank Merger shall become effective (the “Effective Time”) on the date and at the time specified in the (i) Articles of Merger filed with the Department of State of the Commonwealth of Pennsylvania (the “Pennsylvania Articles of Merger”) and (ii) Certificate of Merger filed with the Secretary of State of the State of Ohio (the “Ohio Certificate”) or, if such date and time differ as between the Pennsylvania Articles of Merger and the Ohio Certificate, 5:00 p.m., Eastern time, on [                 ], 201[3].

2.3 Name of the Resulting Bank

The name of the Resulting Bank shall continue to be “CNB Bank.”

2.4 Articles of Incorporation

On and after the Effective Time, the Articles of Incorporation of Buyer Bank shall be the Articles of Incorporation of the Resulting Bank, unless and until amended in accordance with applicable law.

2.5 Bylaws

On and after the Effective Time, the bylaws of Buyer Bank shall be the bylaws of the Resulting Bank, unless and until amended in accordance with applicable law.

2.6 Directors and Officers

On and after the Effective Time, the executive officers of Buyer Bank immediately prior to the Effective Time shall be the executive officers of the Resulting Bank and the directors of Buyer Bank immediately prior to the Effective Time shall be the directors of the Resulting Bank. If for some reason the Merger is consummated and the Effective Time shall not have occurred within one business day thereof, the officers and directors of Company Bank shall resign and the officers and directors of Buyer Bank shall be appointed to serve in their place and stead.

2.7 Corporate Action

This Plan of Merger and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by at least a majority of the Board of Directors of Buyer Bank and Company Bank.

2.8 Offices of the Resulting Bank

Buyer Bank, as the Resulting Bank, shall continue to maintain after the Bank Merger its principal and branch offices and shall also maintain the offices of Company Bank that are offices as of the Effective Time. The location of the main office and other offices of the Resulting Bank shall be as set forth at Annex 1 hereto.

2.9 Deposits

All deposit accounts of Company Bank shall be and become deposit accounts in the Resulting Bank without change in their respective terms, maturity, minimum required balances or withdrawal value. Appropriate evidence of the deposit account in the Resulting Bank shall be provided by the Resulting Bank to each deposit account holder of Company Bank, as necessary, after consummation of the Merger. All deposit accounts of Buyer Bank prior to consummation of the Merger shall continue to be deposit accounts in the Resulting Bank after consummation of the Merger without any change whatsoever in any of the provisions of such deposit accounts, including, without limitation, their respective terms, maturity, minimum required balances or withdrawal value.

2.10 Additional Actions

If, at any time after the Effective Time, the Resulting Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in the Resulting Bank, title to and possession of any property or right of the Company Bank acquired or to be acquired by an reason of, or as a result of, the Bank Merger, or (ii) otherwise to carry out the purposes of this Plan of Merger, Company Bank and its proper officers and directors shall be deemed to have granted to the Resulting Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Resulting Bank and otherwise to carry out the purposes of this Plan of Merger; and the proper officers and directors of the Resulting Bank are fully authorized in the name of Company Bank or otherwise to take any and all such action.

ARTICLE 3

REPRESENTATIONS

Each of the Merging Banks represents that this Plan of Merger has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

ARTICLE 4

TERMINATION

This Plan of Merger may be terminated and the Bank Merger and the other transactions contemplated by this Plan of Merger may be abandoned at any time prior to the Effective Time:

(a)	by mutual consent of Buyer Bank and Company Bank;

(b)	by either Buyer Bank or Company Bank if the Agreement is terminated in accordance with Article VIII thereof;

(c)	by either Buyer Bank or Company Bank for a material breach on the part of the other party of any representation, warranty or covenant contained in this Plan of Merger that (i) is not cured within 30 days after the giving of written notice to the breaching party of such breach or (ii) by its nature cannot be cured prior to the Effective Time; or

(d)	by either Buyer Bank or Company Bank if an approval of the Pennsylvania Department of Banking and Securities required for consummation of the Bank Merger is denied by final, nonappealable action of the Pennsylvania Department of Banking and Securities, as the case may be, or if any governmental entity of competent jurisdiction has issued a final, nonappealable order enjoining or otherwise prohibiting the consummation of the Bank Merger.

ARTICLE 5

MISCELLANEOUS

5.1 Successors

This Plan of Merger shall be binding on the successors of Company Bank and Buyer Bank.

5.2 Counterparts

This Plan of Merger may be executed in two counterparts, each of which shall be deemed an original, but which taken together shall constitute one and the same document.

5.3 Governing Law

This Plan of Merger shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania and the laws of the State of Ohio and the United States, without regard to any applicable conflicts of law rules.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Plan of Merger to be duly executed on its behalf by an officer thereunto duly authorized, all as of the day and year first above written.

CNB BANK

By:
Name:
Title:

FARMERS CITIZENS BANK

By:
Name:
Title:

Annex 1

Offices of Resulting Bank after the Bank Merger

On and after the Effective Time, the Resulting Bank will have the following offices:

[TO COME]

Exhibit C-1

FORM

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of March 26, 2013 by and among [Insert Name] (the “Executive”), CNB Financial Corporation, a Pennsylvania corporation (“Buyer”), FC Banc Corp., a bank holding company (“Seller”), and The Farmers Citizens Bank, a wholly-owned subsidiary of Seller (“Seller Bank”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Buyer and Seller are entering into an Agreement and Plan of Merger, dated as of March 26, 2013 (the “Merger Agreement”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, Buyer, Seller, Seller Bank, and the Executive desire to enter into this Agreement, which shall supersede, except as set forth in Section 1.4 and Section 3.2 hereof, the [Insert Agreement] by and among Seller and the Executive, dated [Insert Date] (the “Change in Control Agreement”), effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments under the Change in Control Agreement, the Executive shall be entitled to the rights and payments set forth herein (which for the avoidance of doubt, the parties agree shall be the rights and payments to which the Executive is entitled in the event of the Executive’s termination of employment in the event of a “Change in Control” (as such term is defined in the Change in Control Agreement) as contemplated by Section [X] of the Change in Control Agreement).

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Buyer, Seller, and Seller Bank agree as follows:

1. Settlement Amount.

1.1 Change in Control Agreement Amount. On the Closing Date, provided the Executive has remained employed with the Seller and Seller Bank to and including the Closing Date, Seller shall, or shall cause an affiliate to, pay to the Executive a lump-sum cash amount equal to the total of [Insert Amount], in full satisfaction of the payment obligations of Seller and Seller Bank under Sections [X] and [X] of the Change in Control Agreement, less applicable tax withholdings (the total of such sum, the “Change in Control Agreement Amount”).

For the avoidance of doubt, the payment of the Change in Control Agreement Amount under this Agreement shall not release Buyer, Seller, or Seller Bank, as applicable, from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid wages, and make payments for accrued but unused vacation, earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Executive’s vested benefits under the tax-qualified plans of Seller or Seller Bank; (c) obligations regarding accelerated vesting of equity awards, if any, under any equity awards granted by Seller or Seller Bank to the Executive and outstanding immediately prior to the Effective Time; (d) the payment of the Merger Consideration with respect to the Executive’s common stock of Seller as

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contemplated by Section 2.01 of the Merger Agreement (including, for the avoidance of doubt, payments of Merger Consideration for restricted stock which has had its vesting schedule accelerated); or (e) rights to indemnification under applicable corporate law or the organizational documents of Seller or Seller Bank or as an insured under any director’s and officer’s liability insurance policy new or previously in force.

1.2 Section 280G Cut-Back. Notwithstanding anything in this Agreement to the contrary, if the Change in Control Agreement Amount provided for in this Agreement, together with any other payments which the Executive has the right to receive from Buyer, Seller, Seller Bank, or any corporation which is a member of an “affiliated group” (as defined in Code Section 1504(a), without regard to Code Section 1504(b)) of which Buyer, Seller, or Seller Bank is a member, would constitute an “excess parachute payment” (as defined in Code Section 280G(b)(2)), payments pursuant to this Agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Code Section 4999. Any determination required under this Section 1.2 shall be made by Buyer and its tax advisors, whose determination shall be conclusive and binding upon the Executive, Seller, and Seller Bank.

1.3 No Further Adjustment. The parties hereby agree that the Change in Control Agreement Amount as determined in the manner provided under Section 1.1 and Section 1.2 hereof is final and binding on all parties and shall not otherwise be subject to further adjustment.

1.4 Complete Satisfaction. In consideration of the payment of the Change in Control Agreement Amount and the other provisions of this Agreement, the Executive, Buyer, Seller, and Seller Bank hereby agree that effective immediately following the Effective Time of the Merger, the Executive agrees that the full payment of the Change in Control Agreement Amount, as determined in accordance Section 1.1 and Section 1.2 shall be in complete satisfaction of all rights to payments due to Executive under the Change in Control Agreement. Notwithstanding anything to the contrary contained herein, to the extent that the restrictive covenants in Section [X] of the Change in Control Agreement are not superseded by a separate written employment agreement by and between the Buyer and the Executive as of the first date written above, the restrictive covenants in Section [X] of the Change in Control Agreement shall continue to apply to the Executive.

2. Code Section 409A Compliance. The intent of the parties is that payments under this Agreement either be exempt from or comply with Code Section 409A and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To that end, Executive, Buyer, Seller, and Seller Bank agree that the payment described in Section 1 is intended to be excepted from compliance with Code Section 409A as a short-term deferral pursuant to Treasury Regulation Section 1.409A-1(b)(4). In no event whatsoever shall Buyer or its affiliates be liable for any additional tax, interest, or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim, or recoupment by any other amount payable to

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Executive unless otherwise permitted by Code Section 409A. Buyer, Seller, and Seller Bank make no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

3. General.

3.1 Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, and assigns.

3.2 Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral, except as set forth in a separate written employment agreement by and between Buyer and the Executive. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the parties hereto.

3.3 Withholdings. Seller, Seller Bank, and Buyer may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

3.4 Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

3.5 Regulatory Limitations. Notwithstanding any other provision of this Agreement, neither Buyer, Seller, nor Seller Bank shall be obligated to make, and Executive shall have no right to receive, any payment under this Agreement which would violate any law, regulation, or regulatory order applicable to Buyer, Seller, or Seller Bank, as applicable, at the time such payment is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

3.6 Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

3.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

FORM

IN WITNESS WHEREOF, Buyer, Seller, and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

EXECUTIVE:

[Insert Name]

CNB FINANCIAL CORPORATION

By:
Name:
Title:

FC BANC CORPORATION

By:
Name:
Title:

THE FARMERS CITIZENS BANK

By:
Name:
Title:

[SIGNATURE PAGE TO THE SETTLEMENT AGREEMENT]

Exhibit C-2

FORM

SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is entered into as of March 26, 2013 by and among [Insert Name] (the “Executive”), CNB Financial Corporation, a Pennsylvania corporation (“Buyer”), FC Banc Corp., a bank holding company (“Seller”), and The Farmers Citizens Bank, a wholly-owned subsidiary of Seller (“Seller Bank”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Buyer and Seller are entering into an Agreement and Plan of Merger, dated as of March 26, 2013 (the “Merger Agreement”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and

WHEREAS, Buyer, Seller, Seller Bank, and the Executive desire to enter into this Agreement, which shall supersede, except as set forth in Section 5 and Section 6.2 hereof, the [Insert Agreement] by and among Seller, Seller Bank, and the Executive, dated [Insert Date] (the “Change of Control Agreement”), effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments under the Change of Control Agreement, the Executive shall be entitled to the rights and payments set forth herein (which for the avoidance of doubt, the parties agree shall be the rights and payments to which the Executive is entitled in the event of the Executive’s giving written notice in the event of a “Change of Control” (as such term is defined in the Change of Control Agreement) as contemplated by Sections [X] and [X] of the Change of Control Agreement).

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Executive, Buyer, Seller, and Seller Bank agree as follows:

1. Severance Amount.

1.1 Change of Control Agreement Amount. On the eighth (8th) day following the Closing Date, provided the Executive has not revoked the releases contained and referenced in Section 3 hereof and the Executive has remained employed with the Seller and Seller Bank to and including the Closing Date, Buyer shall, or shall cause an affiliate to, pay to the Executive a lump-sum cash amount equal to the total of [Insert Amount], in full satisfaction of the payment obligations of Seller and Seller Bank under Sections [X] and [X] of the Change of Control Agreement, less applicable tax withholdings (the total of such sum, the “Change of Control Agreement Amount”). Notwithstanding the foregoing, if the eighth (8th) day following the Closing Date is not a business day, such payment shall be due on the next following business day.

1.2 Section 280G Cut-Back. Notwithstanding anything in this Agreement to the contrary, if the Change of Control Agreement Amount provided for in this Agreement, together with any other payments which the Executive has the right to receive from Buyer, Seller, Seller Bank, or any corporation which is a member of an “affiliated group” (as defined in Code Section 1504(a), without regard to Code Section 1504(b)) of which Buyer, Seller, or Seller Bank is a member, would constitute an “excess parachute payment” (as defined in Code Section

FORM

280G(b)(2)), payments pursuant to this Agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Code Section 4999. Any determination required under this Section 1.2 shall be made by Buyer and its tax advisors, whose determination shall be conclusive and binding upon the Executive.

1.3 No Further Adjustment. The parties hereby agree that the Change of Control Agreement Amount as determined in the manner provided under Section 1.1 and Section 1.2 hereof is final and binding on all parties and shall not otherwise be subject to further adjustment.

1.4 Complete Satisfaction. In consideration of the payment of the Change of Control Agreement Amount and the other provisions of this Agreement, the Executive, Buyer, Seller, and Seller Bank hereby agree that effective immediately following the Effective Time of the Merger, the Executive agrees that the full payment of the Change of Control Agreement Amount, as determined in accordance Section 1.1 and Section 1.2 shall be in complete satisfaction of all rights to payments due to Executive under the Change of Control Agreement.

2. Code Section 409A Compliance. The Executive and Buyer acknowledge that the Executive’s employment with Seller and/or Seller Bank will be terminated in connection with the Merger, effective immediately upon the Effective Time of the Merger, and that such termination will be a “separation from service” (within the meaning of Code Section 409A and the regulations thereunder) as an employee of Seller and Seller Bank. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s “separation from service,” Buyer determines that the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), then to the extent the Change of Control Agreement Amount would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Code Section 409A(a) as a result of the application of Code Section 409A(a)(2)(B)(i), such payment shall not be payable until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. The intent of the parties is that payments and benefits under this Agreement either be exempt from or comply with Code Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall Buyer or its affiliates be liable for any additional tax, interest, or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim, or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A. Buyer, Seller, and Seller Bank make no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

FORM

3. Releases.

3.1 Release Upon Execution. In consideration of Buyer’s agreement to pay (or to cause to be paid) to the Executive the Change of Control Agreement Amount and, subject to the payment of the foregoing specified dollar amounts, all as provided under this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by the Executive, for himself and for his heirs, successors, and assigns, does hereby release completely and forever discharge Buyer, Seller, and Seller Bank, their respective affiliates, successors, predecessors, subsidiaries, related entities or assigns, and their respective current and former directors, officers, employees, agents, benefit plans, benefit plan administrators and trustees, attorneys, insurers, representatives, successors, and assigns (any and all of which are referred to below as the “Releasees”), from any and all obligations, claims, actions, causes of action, demands, liabilities, expenses, or damages of any kind (including attorneys’ fees and costs actually incurred), regardless of whether known or unknown, that the Executive now has, owns, or holds, or claims to have, own, or hold, or that he at any time had, owned, or held, or claimed to have had, owned, or held against any Releasee. This general release of claims includes, without implication of limitation, the release of all claims:

•	relating to the Executive’s employment by Seller and Seller Bank and the determination not to continue the Executive’s employment by Seller and Seller Bank beyond the Closing Date;

•	relating to the Change of Control Agreement and all employee benefit plans of Seller or Seller Bank;

•	of wrongful discharge;

•	of breach of contract;

•

of retaliation or discrimination under federal, state, or local law (including, without limitation, claims of age discrimination or retaliation under the Age Discrimination in Employment Act, claims of disability discrimination or retaliation under the Americans with Disabilities Act, claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, and claims of discrimination or retaliation under state law);

•	under any other federal or state statute, to the fullest extent that claims may be released;

•	relating to any employment decisions communicated by Buyer to the Executive;

•	of defamation or other torts;

•	of violation of public policy;

•	for salary, bonuses, vacation pay, or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief, and attorney’s fees.

Notwithstanding the foregoing, this Agreement shall not release Buyer, Seller, or Seller Bank, as applicable, from any of the following: (a) obligations to pay to the Executive accrued but unpaid wages, and make payments for accrued but unused vacation, earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Executive’s vested benefits under the tax-qualified plans of Seller or Seller Bank; (c) obligations regarding accelerated vesting of equity awards, if any, under any equity awards granted by Seller or Seller Bank to the Executive and outstanding immediately prior to the Effective Time; (d) the payment of the Merger Consideration with respect to the Executive’s common stock of Seller as contemplated by Section 2.01 of the Merger Agreement (including, for the avoidance of doubt, payments of Merger Consideration for restricted stock which has had

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its vesting schedule accelerated); or (e) rights to indemnification under applicable corporate law or the organizational documents of Seller or Seller Bank or as an insured under any director’s and officer’s liability insurance policy new or previously in force. The Executive acknowledges that the consideration given for this Agreement is in addition to anything of value to which the Executive is already entitled. The Executive hereby represents and warrants that he has not filed any action, complaint, charge, grievance, arbitration, or similar proceeding against any of the Releasees. The Executive agrees that he shall not accept any award, damages, recovery, or settlement from any proceeding brought by him or on his behalf pertaining to the claims released herein.

3.2 Release Upon Closing. Upon the Closing Date, the Executive shall be considered to have been tendered a release of claims in the form attached to this Agreement as Exhibit A. No later than the Closing Date, the Executive shall execute and deliver to Buyer such release of claims in the form attached to this Agreement as Exhibit A.

4. Time for Consideration; Right to Revoke. The Executive acknowledges that he has been given the opportunity to consider this Agreement for the period of forty-five (45) days from the date of its delivery to him. In the event the Executive executed this Agreement within less than forty-five (45) days after such date, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement until the end of the forty-five (45) day period. The Executive further acknowledges that: (i) he has seven (7) days following his execution of this Agreement to revoke this Agreement (the “Revocation Period”) in a writing delivered to Buyer by certified mail, by hand, or courier service (signature of receipt required); and (ii) this Agreement shall not be effective, and no payment shall be due, owing, or paid, until the Revocation Period has expired without the Executive revoking the Agreement and otherwise in accordance with the Agreement.

5. Surviving Terms. Notwithstanding anything to the contrary contained herein, to the extent the Executive is subject to restrictive covenants in a written agreement by and between the Seller and/or Seller Bank and the Executive, such restrictive covenants shall survive the Executive’s termination of employment as contemplated herein.

6. General.

6.1 Heirs, Successors, and Assigns. The terms of this Agreement shall be binding upon the parties hereto and their respective heirs, successors, and assigns.

6.2 Final Agreement. This Agreement represents the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral, except as set forth in Section 5 hereof. The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the parties hereto.

6.3 Withholdings. Seller, Seller Bank, and Buyer may withhold from any amounts payable under this Agreement such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.

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6.4 Governing Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.

6.5 Regulatory Limitations. Notwithstanding any other provision of this Agreement, neither Buyer, Seller, nor Seller Bank shall be obligated to make, and Executive shall have no right to receive, any payment under this Agreement which would violate any law, regulation, or regulatory order applicable to Buyer, Seller, or Seller Bank, as applicable, at the time such payment is due, including, without limitation, Section 1828(k)(1) of Title 12 of the United States Code and any regulation or order thereunder of the Federal Deposit Insurance Corporation.

6.6 Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, the Executive agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.

6.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

7. Effectiveness. Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

[SIGNATURE PAGE FOLLOWS]

FORM

IN WITNESS WHEREOF, Buyer, Seller, and Seller Bank have each caused this Agreement to be executed by their duly authorized officers, and the Executive has signed this Agreement, effective as of the date first above written.

EXECUTIVE:

[Insert Name]

CNB FINANCIAL CORPORATION

By:
Name:
Title:

FC BANC CORPORATION

By:
Name:
Title:

THE FARMERS CITIZENS BANK

By:
Name:
Title:

[SIGNATURE PAGE TO THE SETTLEMENT AGREEMENT]

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EXHIBIT A

RELEASE OF CLAIMS

For and in consideration of the payments to be provided to me upon the termination of my employment (the “Applicable Date”) pursuant to the Settlement Agreement, between CNB Financial Corporation, a Pennsylvania corporation (“Buyer”), FC Banc Corp., a bank holding company (“Seller”), The Farmers Citizens Bank, a wholly-owned subsidiary of Seller (“Seller Bank”) (together, the “Companies”), and me, executed March 26, 2013 and effective as of [Date] (the “Agreement”), which are conditioned on my signing this Release of Claims:

I, [Insert Name], on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Companies, their affiliates, and all of their respective past, present, and future officers, directors, trustees, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, joint venturers, representatives, successors, and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights, or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from or arising out of my employment by the Companies or any of its affiliates (including, if applicable, the termination of that employment) or pursuant to any federal, state, or local law, regulation, or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Companies or any of their affiliates, each as amended from time to time.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the Applicable Date, but that I may consider the terms of this Release of Claims for up to forty-five (45) days (or such longer period as the Companies may specify) from the later of the Applicable Date or the date I receive this Release of Claims.

I also acknowledge that I was advised by the Companies and their affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I understand that capitalized terms not defined in this Release of Claims have the meaning assigned to them in the Agreement.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice delivered to Buyer by certified mail, by hand, or courier service (signature of receipt required) and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

FORM

Notwithstanding anything in this Release of Claims to the contrary, this Release of Claims shall not release the Companies from any of the following: (a) obligations to pay to the wages and make payments for accrued but unused paid time off earned up to the date of my termination of employment to the extent required by applicable law or the policies of the Companies; (b) the payment of any of the vested benefits under the tax-qualified plans and nonqualified plans of the Companies; (c) the rights to any vested equity grants with common stock pursuant to the terms of the award agreements and plan governing such equity grants; (d) vested rights under any welfare or insurance plan of the Companies including, but not limited to, COBRA insurance continuation rights with respect to health insurance coverage; or (e) the continuing obligations of the Companies under any indemnity provisions currently applicable to my service with the Companies in any capacity.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date:

Exhibit D

FORM

EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT (the “Agreement”) is made by and between CNB FINANCIAL CORPORATION, a Pennsylvania business corporation, CNB BANK, a state banking institution organized under the laws of the Commonwealth of Pennsylvania, with its principal office at One South Second Street, P.O. Box 42, Clearfield, Pennsylvania 16830 (hereinafter collectively referred to as “CNB”), and [INSERT NAME], an adult individual, residing at [Insert Address] (hereinafter the “Officer”), to be effective as of the Effective Date (as defined below).

WHEREAS, Officer previously served as the [Insert Title] for The Farmers Citizens Bank (“FC Bank”);

WHEREAS, concurrently with the execution of this Agreement, CNB has entered into an Agreement and Plan of Merger, dated as of March 26, 2013, by and between CNB and FC Banc Corp. (the “Merger Agreement”), pursuant to which FC Bank will merge with and into CNB Bank, with CNB Bank being the surviving corporation;

WHEREAS, CNB desires to employ Officer after the Merger (as defined in the Merger Agreement), and Officer desires to accept such employment upon the terms and conditions set forth herein, including, without limitation, the restrictive covenants in Sections 6 and 7 herein; and

WHEREAS, CNB and Officer (the “Parties,” each a “Party”) desire this Agreement to be contingent upon and effective as of the consummation of the Merger (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement (the “Effective Date”).

NOW WITNESSETH:

The Parties for themselves, their heirs, successors, and assigns, in consideration of their mutual promises contained herein, intending to be legally bound, hereby agree to the following terms and conditions.

1. EMPLOYMENT: As of the Effective Date, CNB will employ Officer as the [Insert Title] of FC Bank, a division of CNB Bank, and Officer agrees to serve in such capacity. Officer promises that during the term of this Agreement he shall dedicate his full time, attention, and energies to his employment with CNB. Officer further promises that he will report to the [Insert Title] of FC Bank, a division of CNB Bank, and the [Insert Title] of CNB Bank and carry out the decisions and otherwise abide by and enforce the policies of CNB.

Officer shall also perform such other reasonable duties as may hereafter be assigned to him by CNB, consistent with his abilities and position, including but not limited to services to CNB Bank’s parent, CNB Financial Corporation, and its other subsidiaries.

Officer will not engage in any other employment during the term of this Agreement, nor shall he engage in self-employed activities.

Officer also recognizes that CNB’s success and recognition depend on his involvement with charitable and social organizations. In this regard, Officer agrees to engage in such social and charitable activities or organizations as are consistent with his personal responsibilities and with his position with CNB.

Officer shall also comply with all other CNB procedures and polices now or hereafter in effect.

Officer further agrees that he shall comport himself at all times in a manner that reflects upon CNB in a positive fashion.

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2. TERM: The term of this Agreement shall be for two (2) years commencing on the Effective Date, unless terminated sooner pursuant to the other provisions of this Agreement.

However, the provisions of Section 6 and 7 shall continue in force in accordance with the provisions therein and shall survive the expiration or termination of the term of employment and this Agreement.

3. COMPENSATION: Officer’s annual base salary shall be [Insert Amount]. During the term of employment, Officer is eligible for an annual bonus with a target equal to [Insert Percentage] of his annual base salary based on goals and other conditions as the CEO and the President of CNB Bank, in their sole discretion, shall determine on an annual basis (“Bonus Component I”). In addition to Bonus Component I, Officer is eligible to receive an annual amount up to [Insert Percentage] of his annual base salary determined by the following factors: [Insert Factors] (together, “Bonus Component II”). Notwithstanding anything to the contrary contained herein, the sum of Bonus Component I and Bonus Component II shall not exceed an amount equal to [Insert Percentage] of Officer’s annual base salary.

In addition, Officer will be provided the use of an automobile during the term of this Agreement.

4. RESTRICTED STOCK: Upon the Officer’s commencement of employment on the Effective Date, CNB shall grant to the Officer restricted shares of CNB common stock having an aggregate fair market value of [Insert Value] as of the Effective Date (the “Restricted Stock Award”). The Restricted Stock Award shall vest in four annual installments at a rate of twenty-five percent (25%) per year on each of the first four anniversaries of the Effective Date. The terms and conditions of the Restricted Stock Award shall be evidenced by a separate restricted stock agreement, to be entered into between CNB and Officer and shall be subject to the terms and provisions of the CNB 2009 Stock Incentive Plan.

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5. OTHER BENEFITS: Officer shall be entitled to participate in CNB’s retirement plan, health insurance plan, life insurance plan, and such other benefits as CNB from time to time may provide to its employees.

Officer shall also be entitled to twenty-two (22) days paid vacation plus such sick leave as he may reasonably and actually require, both of which are upon condition that, consistent with the past practice of CNB and upon condition that, in the opinion of the CEO and the President of CNB Bank, the amount and timing of his vacation does not unreasonably interfere with or detract from the fulfillment of his duties under this Agreement.

Officer shall be entitled to bereavement and such other employee benefits as now or hereafter may be granted by CNB’s personnel policies.

6. CONFIDENTIAL INFORMATION: Officer acknowledges and agrees that as an inducement to CNB to employ him and enter this Agreement with him, that he shall not disclose, directly or indirectly, intentionally or unintentionally, during the term of this Agreement or at any time after its expiration or termination, any of CNB’s proprietary information, account information, customer lists, customer information, policies, pricing, strategy, codes, strategic plan, plans for expansion or business development, or other information of a confidential nature (hereinafter referred to as “Confidential Information”), whatsoever regarding CNB without first obtaining the prior, written consent from CNB’s Chairperson of the Board of Directors that such disclosure is authorized. Communications with CNB’s employees, customers, and business relations are excepted from the foregoing prohibition during the term of this Agreement to the extent that such communications are consistent with Officer’s duties.

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Confidential Information shall include all information recorded, memorialized, or communicated in any form whether written, printed, verbal, video, photographic, electronic, magnetic, digital, or otherwise. This concept shall also include such confidential information as Officer may have memorized or remembered, notwithstanding the law of the Commonwealth of Pennsylvania or other law to the contrary.

Upon expiration or termination of this Agreement for any reason, Officer promises that he shall promptly return to CNB or its designated representative any Confidential Information, automobile, insurance cards, owner’s cards, keys, credit cards, or other CNB property in his possession.

Officer further promises that he will not take, keep, or record copies, duplications, or reproductions of the Confidential Information or other property subject to this Agreement after expiration or termination of this Agreement.

7. COVENANT NOT TO COMPETE: As additional consideration to CNB for entering this Agreement, and for granting the severance benefits described in Section 8 below, which are a new benefit, Officer covenants that he shall not compete against CNB, its parent, affiliates, or subsidiaries, either directly or indirectly, by taking employment, gratuitously assisting or serving as an independent contractor, consultant, partner, director, or officer with a competitor of CNB, or starting his own business which would compete directly or indirectly with CNB, or have a material interest in any business, corporation, partnership, LLC, savings and loan, bank, financial institution, brokerage, or other venture which competes directly or indirectly with CNB (except for holdings of no greater than 1% of the total outstanding shares in a publicly-traded company) while he is employed by CNB and until the expiration of a period of one (1) year following the date on which Officer is last employed by CNB. For the purpose of defining and

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enforcing this covenant, CNB’s competitors will be identified at the time the Officer terminates employment with CNB. This determination shall be based on CNB’s market area and CNB’s plans for expansion or acquisition into other market areas at the time the Officer terminates employment with CNB. For purposes of the foregoing sentence, the market area shall be considered to be the twenty-five (25)-mile radius of any location, branch, or division of CNB, its parent, affiliates, or subsidiaries.

The Parties further agree that Officer’s covenant not to compete shall apply in the event of his regular retirement or voluntary termination of his employment hereunder. Officer agrees in this regard that the security provided by this Agreement is adequate consideration for his covenant not to compete.

Officer agrees that the relevant public policy and legal aspects of covenants not to compete have been discussed with him and that every effort has been made to limit the restrictions placed upon Officer to those that are reasonable and necessary to protect CNB’s legitimate interests. Officer acknowledges that, based upon his education, experience, and training, the non-compete and non-solicitation provisions of this Section 7 will not prevent Officer from earning a livelihood and supporting Officer and his family during the relevant time period.

The existence of a claim, charge, or cause of action by Officer against CNB or any of its affiliates shall not constitute a defense to the enforcement by CNB of the foregoing restrictive covenants, but such claim, charge, or cause of action shall be litigated separately.

If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, the court is hereby expressly authorized to modify this Agreement or to interpret this Agreement to extend only over the maximum period of time, range of activities, or geographic areas as to which it may be enforceable.

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8. SEVERANCE PAY: If Officer’s employment is terminated without cause during the term of this Agreement, (1) Officer shall be entitled to a severance payment equal to one (1) times his annual base salary for the year in which his employment ends and (2) any unvested portion of Officer’s Restricted Stock Award under Section 4 shall fully vest. The severance payment shall be tendered to Officer in cash in lump sum following his separation from service.

Notwithstanding anything in this Agreement to the contrary, it will be a condition to Officer’s right to receive any severance benefits under this Section 8 that he execute and deliver to CNB no later than fifty-three (53) days following his separation from service and not revoke a release of claims in favor of CNB in the form as may be reasonably prescribed by CNB. Subject to Sections 13 and 14, the severance payment under this Section 8 will be paid the day after the expiration of the sixty (60)-day period following Officer’s separation from service, provided that Officer has executed, delivered, and not revoked the release no later than fifty-three (53) days following his separation from service and such release is effective upon the sixtieth (60th) day following his separation from service.

A form of the release which Officer will be required to sign in order to receive the foregoing severance benefits is attached hereto as Exhibit A, and Officer hereby expressly approves it.

9. TERMINATION: This Agreement may be terminated on the occurrence of any of the following events and if terminated under this paragraph, Officer shall not be entitled to severance pay under Section 8:

A.	The execution of a written agreement between CNB and Officer to terminate this Agreement;

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B.	Officer’s death;

C.	Officer’s breach of any term or condition of this Agreement;

D.	Officer’s failure or refusal to comply with such reasonable policies, directions, standards, and regulations that CNB may establish from time to time;

E.	Officer’s inability to fully and competently perform his duties hereunder for a period of 180 continuous days due to physical, mental, or psychological illness, injury, or condition; or

F.	Officer ceases to qualify for his offices and responsibilities under this Agreement pursuant to any statute or regulation, now or hereafter issued by the United States of America, the Federal Reserve, the Office of the Comptroller of Currency, the Pennsylvania Department of Banking, or other regulatory agency or body duly invested with authority over CNB, its parent, or affiliate(s).

10. NOTICES: All notices or communications required by or bearing upon this Agreement or between the Parties shall be in writing and sent by First Class Mail to the Parties as follows, unless otherwise specified above:

CNB Financial Corporation	[Insert Name]
CNB Bank	[Insert Address]
Attention: Chairperson of the Board	[Insert Address]
One South Second Street, P.O. Box 42
Clearfield, PA 16830

11. NON-ASSIGNMENT: The Parties acknowledge the unique nature of services to be provided by Officer under this Agreement, the high degree of responsibility borne by him and the personal nature of his relationship to CNB’s Board of Directors and customers. Therefore, the Parties agree that Officer may not assign this Agreement.

12. ARBITRATION: The Parties agree that all disputes or questions arising under this Agreement or because of their employment relationship shall be submitted to arbitration by

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three (3) arbitrators. Each Party shall select one (1) arbitrator, and then those two (2) arbitrators shall select a third (3rd) arbitrator. The arbitrators’ decision need not be unanimous. Arbitration shall be conducted at a private location in Clearfield County convenient to the Parties. The arbitrators must reach and give notice of their decision within five (5) days after completion of an arbitration. The Pennsylvania Uniform Arbitration Act, 42 Pa.C.S.A. § 57301 et seq. shall govern arbitrations hereunder. CNB shall compensate the arbitrators and stenographer if used. CNB shall also pay for the arbitration room. Each Party shall pay their attorney fees and other costs.

13. LIMITATION ON PAYMENTS: In the event that the severance pay provided for in this Agreement or otherwise payable to Officer (i) constitutes “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 13, would be subject to the excise tax imposed by Section 4999 of the Code, than Officer’s severance benefits shall be delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code (the “Reduced Amount”). When determining the Reduced Amount, the payments and benefits to be provided under this Agreement shall be reduced, but not below zero, by reducing or eliminating the cash payment. Unless CNB and Officer otherwise agree in writing, any determination required under this Section 13 shall be made in writing by CNB’s independent public accountants, whose determination shall be conclusive and binding upon CNB and Officer for all purposes. For purposes of making the calculations required by this Section 13, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. CNB and Officer shall furnish such information and documents as the accountants may reasonably request in order to make a determination under this Section. CNB shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 13.

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14. COMPLIANCE WITH SECTION 409A OF THE CODE: Officer and CNB acknowledge that each of the payments and benefits promised to Officer under this Agreement must either comply with the requirements of Section 409A of the Code (“Section 409A”), and the regulations thereunder or qualify for an exception from compliance. To that end, Officer and CNB agree that the payment described in Section 8 is intended to be excepted from compliance with Section 409A as a short-term deferral pursuant to Treasury Regulation Section 1.409A-1(b)(4).

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation Section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred to and paid on the later of the date sixty (60) days after Officer’s earliest separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) and, if Officer is a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of his separation from service, the first day of the seventh month following Officer’s separation from service. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

15. INJUNCTIVE RELIEF: Officer acknowledges and accepts that his compliance with Sections 6, 7, and/or 8 is an integral part of the consideration to be received by CNB and is necessary to protect the equity value, business and goodwill, and other proprietary interests of CNB. Officer acknowledges that a breach of Sections 6, 7 and/or 8 will result in irreparable and continuing damage to CNB and the business of CNB for which the remedies at law will be inadequate, and agrees that, in the event of any breach of the aforesaid Sections of this Agreement, CNB and its successors and assigns shall be entitled to seek injunctive relief and to any such other and further relief as may be proper.

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16. ENFORCEABILITY: If any provision of this Agreement shall be found by a court with proper jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified, narrowed, or restricted only to the limited extent and in the manner necessary to render the same valid and enforceable, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified, narrowed, or restricted.

17. GENERAL PROVISIONS:

A.	This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without reference to its principles of conflicts of law.

B.	In construing or interpreting this Agreement, “CNB” and “Officer” shall mean, wherever applicable, the singular or plural, the masculine or the feminine, individual, individuals, partnership, or corporation, as the case may be.

C.	This Agreement represents the sole agreement of the Parties on these subjects and supersedes all prior communications, representations, and negotiations, whether oral or written, except as set forth in a separate written settlement agreement by and between CNB and the Officer as of the date hereof.

D.	This Agreement can only be modified or amended by the prior written consent of both Parties hereto.

E.	Jurisdiction and venue shall rest in the Court of Common Pleas of Clearfield, Pennsylvania, for all suits, claims, and causes of action whatsoever.

F.	Failure by either Party to pursue remedies or assert rights under this Agreement shall not be construed as waiver of that Party’s rights or remedies, nor shall a Party’s failure to demand strict compliance with the terms and conditions of this Agreement prohibit or estop that Party from insisting upon strict compliance in the future.

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G.	The Parties deem that the terms of this Agreement are unique, and in addition to their other rights and remedies at law, and at equity, either Party shall have the right to specifically enforce the terms of this Agreement.

H.	This Agreement shall bind the Parties’ heirs, successors, representatives, related corporations, and assigns.

I.	Notwithstanding anything herein contained to the contrary, and payment to Officer by CNB, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and any regulations promulgated thereunder.

18. EFFECTIVENESS: Notwithstanding anything to the contrary contained herein, this Agreement shall be subject to consummation of the Merger (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement, as the same may be amended by the parties thereto in accordance with its terms. In the event the Merger Agreement is terminated for any reason or the Merger (as defined in the Merger Agreement) does not occur, this Agreement shall be deemed null and void with respect to all actions not yet taken pursuant to this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have executed this Agreement this 26th day of March, 2013, to be effective on the Effective Date, for the purposes herein contained.

CNB FINANCIAL CORPORATION		OFFICER

By:
	[Name, Title]	[Insert Name]

By:
[Name, Title]

CNB BANK

By:
[Name, Title]

By:
[Name, Title]

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EXHIBIT A

RELEASE OF CLAIMS

For and in consideration of the payments to be provided to me upon the expiration of the term of the Agreement or upon the termination of my employment, as applicable (the “Applicable Date”) pursuant to the applicable provision of the Employment Contract, between CNB Financial Corporation, CNB Bank (together, the “Employer”) and me, executed March 26, 2013 and effective as of [Date] (the “Agreement”), which are conditioned on my signing this Release of Claims:

I, [Insert Name], on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Employer, its affiliates, and all of their respective past, present, and future officers, directors, trustees, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, joint venturers, representatives, successors, and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights, or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from or arising out of my employment by the Employer or any of its affiliates (including, if applicable, the termination of that employment) or pursuant to any federal, state, or local law, regulation, or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by the Employer or any of its affiliates, each as amended from time to time.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the Applicable Date, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Employer may specify) from the later of the Applicable Date or the date I receive this Release of Claims, provided that this Release of Claims, signed and dated by me, is received not later than the fifty-third (53rd) day following the Applicable Date by the person designated under the Agreement to receive notices on behalf of the Employer in order for me to qualify for severance pay under the applicable provision of the Agreement.

I also acknowledge that I was advised by the Employer and its affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I understand that capitalized terms not defined in this Release of Claims have the meaning assigned to them in the Agreement.

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I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the person designated under the Agreement to receive notices on behalf of the Employer and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Notwithstanding anything in this Release of Claims to the contrary, this Release of Claims shall not release the Employer from any of the following: (a) obligations to pay to the wages and make payments for accrued but unused paid time off earned up to the date of my termination of employment to the extent required by applicable law or the policies of the Employer; (b) the payment of any of the vested benefits under the tax-qualified plans and nonqualified plans of the Employer; (c) the rights to any vested equity grants with Employer common stock pursuant to the terms of the award agreements and plan governing such equity grants; (d) vested rights under any welfare or insurance plan of the Employer including, but not limited to, COBRA insurance continuation rights with respect to health insurance coverage; or (e) the continuing obligations of the Employer under any indemnity provisions currently applicable to my service with the Employer in any capacity.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print):

Date:

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